The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are part of an effective Registration Statement filed with the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
File No. 333-157615

Subject to Completion. Dated January 12, 2010.

Prospectus Supplement

(To Prospectus dated February 27, 2009)

                     Shares

Common Stock

We are offering                      shares of our common stock in the offering.

Our common stock is currently listed and traded on the Nasdaq Global Select Market (“NASDAQ”) under the symbol “FMBI.” The last reported sale price of the common stock on January 11, 2010 was $11.09 per share.

Investing in our common stock involves risks. You should consider the risk factors described beginning on page S-3 of this prospectus supplement, under the heading “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2008 and in any other documents incorporated by reference in this prospectus supplement, as well as the information included under “Recent Developments” beginning on page S-10 of this prospectus supplement, before you make your investment decision.

None of the Securities and Exchange Commission, any state securities commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System or any other regulatory authority has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The shares of our common stock are not savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

	Per Share	Total
Initial price to public	$	$
Underwriting discount	$	$
Proceeds, before expenses, to First Midwest	$	$

To the extent that the underwriters sell more than                      shares of our common stock, the underwriters have the option to purchase up to an additional                      shares of our common stock from us at the public offering price less the underwriting discount.

The underwriters expect to deliver the shares against payment in New York, New York on or about January     , 2010.

Joint Bookrunners

Goldman, Sachs & Co.	Keefe, Bruyette & Woods

Co-Manager

Sandler O’Neill + Partners, L.P.

Prospectus Supplement dated January     , 2010

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement and the accompanying prospectus are an offer to sell only the shares of our common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information provided by or incorporated by reference in this prospectus supplement and the accompanying prospectus is current only as of their respective dates.

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of our common stock and also adds to and updates the information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information about us and the securities we may offer from time to time under our shelf registration statement. If there is a difference between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference, on the other hand, you should rely on the information in this prospectus supplement. Generally, when we refer to the prospectus, we are referring to this prospectus supplement and the accompanying prospectus combined.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone else to provide you with information that is in addition to, or different from, that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, along with the information contained in any permitted free writing prospectuses we have authorized for use in connection with this offering. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where such offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement and the date of the accompanying prospectus, respectively, and the information in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the date of those respective documents, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have materially changed since those dates. You should read both this prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference into this prospectus supplement and the accompanying prospectus and the additional information described under “Where You Can Find More Information” in the accompanying prospectus, before deciding whether to invest in our common stock.

Any statement made in this prospectus supplement, the accompanying prospectus or in a document incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. See “Documents Incorporated by Reference”.

As used herein, the terms “First Midwest,” the “Company,” “we,” “us” and “our” refer to First Midwest Bancorp, Inc. and, unless the context otherwise requires, its consolidated subsidiaries.

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of shares of our common stock.

ii

DOCUMENTS INCORPORATED BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus supplement. This means that we can disclose important information to you by referring you to any of the SEC filings referred to in the list below. Any information referred to in this way is considered part of this prospectus supplement from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus supplement and before the date that the offering of the securities by means of this prospectus supplement is terminated will automatically update and, where applicable, supersede any information contained in this prospectus supplement or incorporated by reference in this prospectus supplement.

We incorporate by reference into this prospectus supplement the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Annual Report on Form 10-K for the year ended December 31, 2008;

•	Quarterly Reports on Form 10-Q for the periods ended March 31, 2009, June 30, 2009 and September 30, 2009;

•

Current Reports on Form 8-K filed on April 7, 2009, May 27, 2009, August 27, 2009, September 11, 2009, September 25, 2009, October 21, 2009 and January 12, 2010 (consisting solely of Item 9.01 (Investor Presentation));

•	The description of our common stock set forth in the Registration Statement on Form 8-A dated March 7, 1983, and any amendment or report filed for the purpose of updating this description;

•

The description of our preferred share purchase rights set forth in Amendment No. 1 to the Registration Statement on Form 8-A dated November 21, 1995, Amendment No. 2 dated June 30, 1997, Amendment No. 3 dated November 17, 2005 and Amendment No. 4 dated December 9, 2008, and any amendment or report filed for the purpose of updating this description; and

•

All documents filed by the Company under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this prospectus supplement and before the termination of this offering.

Any statement contained in a document incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that any statement contained in this prospectus supplement or in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement modified or superseded in this way will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. The information incorporated by reference contains information about us and our financial condition and performance and is an important part of this prospectus supplement.

We will provide without charge to each person to whom this prospectus supplement is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus supplement excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from: First Midwest Bancorp, Inc., One Pierce Place, Suite 1500, Itasca, Illinois 60143, Attention: Investor Relations, Telephone: (630) 875-7463.

iii

SUMMARY

This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. It is qualified in its entirety by the more detailed information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. To understand this offering fully, you should carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein.

First Midwest Bancorp, Inc.

First Midwest Bancorp, Inc. (“First Midwest” or the “Company”) is a bank holding company incorporated in Delaware in 1982 for the purpose of becoming a holding company registered under the Bank Holding Company Act of 1956, as amended (the “Act”). The Company is headquartered in the Chicago suburb of Itasca, Illinois with operations throughout the greater Chicago metropolitan area as well as central and western Illinois and northwest Indiana. Our principal subsidiary is First Midwest Bank (the “Bank”), which provides a broad range of commercial and retail banking services to consumer, commercial and industrial and public or governmental customers. We are committed to meeting the financial needs of the people and businesses in the communities where we live and work by providing customized banking solutions, quality products and innovative services that truly fulfill those financial needs.

We have responsibility for the overall conduct, direction, and performance of the Bank. We provide various services, establish group-wide policies and procedures and provide other resources as needed, including capital. At December 31, 2009, the Bank had $7.7 billion in total assets, $5.9 billion in total deposits and 97 banking offices primarily in suburban metropolitan Chicago. We employed 1,739 full-time equivalent employees at December 31, 2009. The Bank offers a broad range of lending, depository and related financial services, including accepting deposits; commercial and industrial, consumer and real estate lending; collections; trust and investment management services; cash management services; safe deposit box operations; and other banking services tailored for consumer, commercial and industrial and public or governmental customers. The Bank also provides an electronic banking center on the Internet which enables Bank customers to perform banking transactions and provides information about Bank products and services to the general public.

Corporate Information

Our headquarters are located at One Pierce Place, Suite 1500, Itasca, Illinois 60143, and our telephone number is (630) 875-7450. We maintain a website at http://www.firstmidwest.com. Information on our website is not incorporated by reference and is not a part of this prospectus supplement or the accompanying prospectus.

Recent Developments

On January 12, 2010, we reported our unaudited results of operations and financial condition for fourth quarter 2009. Net loss for the quarter was $37.5 million, before adjustment for preferred dividends and non-vested restricted shares, with a loss of $39.5 million, or $0.73 loss per share, available to common shareholders after such adjustments. This compares to net income of $3.4 million and $773,000, or $0.02 per share, respectively, for third quarter 2009, and a net loss of $26.9 million and $27.6 million, or $0.57 loss per share, respectively, for fourth quarter 2008.

For further information with regard to our fourth quarter and full year 2009 results, see the section entitled “Recent Developments” beginning on page S-10 of this prospectus supplement.

The Offering

Common stock offered	shares ( shares if the underwriters exercise their option to purchase additional shares in full)

Common stock outstanding after this offering(1)	shares ( shares if the underwriters exercise their option to purchase additional shares in full)

Initial price to public	$ per share

Use of proceeds	We intend to use the net proceeds of this offering for general corporate purposes.

Dividends	In March 2009, our board of directors announced a reduction in our quarterly common stock dividend to $0.01 per share. We do not have plans to increase our quarterly dividend in the near future, and any increase may be subject to regulatory approval.

Listing	Our common stock is listed on NASDAQ under the symbol “FMBI.”

Risk Factors	You should carefully read and consider the information set forth in the section entitled “Risk Factors” beginning on page S-3 of this prospectus supplement and under the same heading in our Annual Report on Form 10-K for the year ended December 31, 2008 and in any other documents incorporated by reference in this prospectus supplement, as well as the information set forth in the section entitled “Recent Developments” in this prospectus supplement, before investing in our common stock.

(1)	Based on 54,893,035 shares outstanding as of December 31, 2009. Does not include 4,889,368 shares reserved for future issuances under our Omnibus Stock and Incentive Plan, our Non-Employee Directors Stock Option Plan and our Dividend Reinvestment and Stock Purchase Plan, or 1,305,230 shares reserved for future issuance upon the exercise of the warrant issued to the U.S. Treasury under the Capital Purchase Program.

RISK FACTORS

You should carefully consider the risks described below and all of the information contained and incorporated by reference in this prospectus supplement before you make an investment decision with respect to our common stock. In particular, you should carefully consider the matters discussed below and under “Risk Factors” in our Form 10-K for the year ended December 31, 2008, as well as the information set forth under “Recent Developments” in this prospectus supplement.

The market price of our common stock can be volatile and may decline.

Stock price volatility may make it more difficult for you to resell your common stock when you want and at prices you find attractive. Our stock price can fluctuate significantly and may decline in response to a variety of factors including:

•	Actual or anticipated variations in quarterly results of operations;

•	Developments in our business or the financial sector generally;

•	Recommendations by securities analysts;

•	Operating and stock price performance of other companies that investors deem comparable to us;

•	News reports relating to trends, concerns and other issues in the financial services industry;

•	Perceptions in the marketplace regarding us or our competitors;

•	New technology used or services offered by competitors;

•	Significant acquisitions or business combinations, strategic partnerships, joint venture or capital commitments by or involving us or our competitors;

•	Failure to integrate acquisitions or realize anticipated benefits from acquisitions;

•	Regulatory changes affecting our industry generally or our business or operations; or

•	Geopolitical conditions such as acts or threats of terrorism or military conflicts.

General market fluctuations, industry factors and general economic and political conditions and events, such as economic slowdowns or recessions, interest rate changes or credit loss trends, could also cause our stock price to decrease regardless of operating results. In particular, our stock price, results and financial position may be impacted significantly by developments in the commercial real estate market. Commercial real estate loans made up 56% of our total loans as of December 31, 2009, and the fundamentals within the commercial real estate sector remain weak. Continued weakness or further decline in the commercial real estate market, as well as other asset sectors, could adversely impact our results and financial position and lead to a reduction in our stock price.

Stock markets in general and our common stock in particular have experienced significant volatility over the past two years, and continue to experience significant price and volume volatility. As a result, the market price of our common stock may continue to be subject to similar market fluctuations that may be unrelated to our operating performance or prospects. Increased volatility could result in a decline in the market price of our common stock.

We urge you to obtain current market quotations for our common stock when you consider this offering.

We may issue additional common stock or other securities that could dilute the ownership percentage of holders of our common stock.

We are not restricted from issuing additional shares of common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. We continually evaluate our capital needs, taking into account our regulatory capital ratios, financial condition and other relevant considerations, and subject to market conditions, we may take further capital actions. These further actions may include, among others, opportunistically retiring our outstanding securities, including our subordinated debt and trust preferred securities in open market transactions, privately negotiated transactions or public offers for cash or shares of common stock and issuance of additional shares of common stock in public or private transactions in order to increase our capital levels above the requirements for a well-capitalized institution established by the federal banking regulatory agencies as well as other regulatory capital targets. There can be no assurances as to the success of any of our capital raising actions.

In addition, both First Midwest and the Bank are highly regulated, and our regulators could require us to raise additional common equity in the future. Furthermore, both we and our regulators periodically perform a variety of analyses of our assets, including the preparation of stress case scenarios, and as a result of those assessments we could determine, or our regulators could require us, to raise additional common equity. In addition, banking regulators could adopt or informally implement higher capital standards, thereby requiring us to raise additional common equity.

If we issue additional common stock or other securities, the ownership percentage of holders of our common stock prior to such time could be diluted.

The trading volume in our common stock is less than that of other financial services institutions.

Although our common stock is listed for trading on NASDAQ, the trading volume in our common stock is generally less than that of other financial services companies. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace of willing buyers and sellers of our common stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control. Given the lower trading volume of our common stock, significant sales of our common stock or the expectation of these sales could cause our stock price to fall.

Our participation in the U.S. Treasury’s Capital Purchase Program may adversely affect the value of our common stock and the rights of our common stockholders.

On December 5, 2008, pursuant to the U.S. Treasury’s Capital Purchase Program (“CPP”), we issued to the U.S. Treasury 193,000 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series B, liquidation preference of $1,000 per share (“CPP Preferred Stock”), and a ten-year warrant (“CPP Warrant”) to purchase up to 1,305,230 shares of our common stock at an exercise price, subject to anti-dilution adjustments, of $22.18 per share. The rights of the holders of our common stock may be adversely affected by our participation in the CPP. For example:

•

Prior to the earlier of December 5, 2011 and the date on which all of the shares of the CPP Preferred Stock have been redeemed by us or transferred by the U.S. Treasury to third parties, we may not, without the consent of the U.S. Treasury, subject to limited exceptions, (i) redeem, repurchase, or otherwise acquire our capital stock or trust preferred securities or (ii) increase the quarterly dividends we pay on our common stock above $0.31 per share. There can be no assurance that such consent would be obtained or as to the timing for receiving any such consent.

•

We may not pay dividends on our common stock unless we have fully paid all required dividends on the CPP Preferred Stock. Although we fully expect to be able to pay all required dividends on the CPP Preferred Stock, there is no guarantee that we will be able to do so.

•	The CPP Preferred Stock will receive preferential treatment in the event of our liquidation, dissolution or winding up.

•	The ownership interest of the existing holders of our common stock will be diluted to the extent the CPP Warrant is exercised.

In addition, the terms of the CPP Preferred Stock require that quarterly dividends be paid on the CPP Preferred Stock at the rate of 5% per annum for the first five years and 9% per annum thereafter until we redeem them. The payments of these dividends will decrease the excess cash we otherwise have available to pay dividends on our common stock and to use for general corporate purposes, including working capital.

Further, the issuance of the CPP Preferred Stock subjects us to increased regulation, including restrictions on executive compensation pursuant to rules issued by the U.S. Treasury under the American Recovery and Reinvestment Act of 2009. Compliance with these regulations may affect our ability to compete successfully for executive and management talent.

There can be no assurance whether or when the CPP Preferred Stock will be redeemed and the CPP Warrant will be repurchased.

Any reduction in our credit ratings could increase our financing costs.

Various rating agencies publish credit ratings for our debt obligations, based on their evaluations of a number of factors, some of which relate to our performance and some of which relate to general industry conditions. Management routinely communicates with each rating agency and anticipates the rating agencies will closely monitor our performance and update their ratings from time to time during the year.

We are currently rated “BBB-” by Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., with a negative outlook. On January 4, 2010, Moody’s Investors Service, Inc. downgraded our issuer rating to “Baa1” from “A3”, with a negative outlook. On January 8, 2010, Fitch Ratings announced that it is placing our long-term issuer default rating on negative watch. We are currently rated “BBB” by Fitch.

We cannot give any assurance that our current credit ratings will remain in effect for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in its judgment, circumstances in the future so warrant. Further downgrades in our credit ratings may adversely affect our borrowing costs and our ability to borrow or raise capital, and may adversely affect our reputation.

The Company’s reserve for loan losses may be insufficient.

We maintain a reserve for loan losses that represents management’s best estimate of probable losses that have been incurred within the existing portfolio of loans. The level of the reserve reflects management’s continuing evaluation of industry concentrations; specific credit risks; loan loss experience; current loan portfolio quality; present economic, political, and regulatory conditions; and unidentified losses inherent in the current loan portfolio. The determination of the appropriate level of the reserve for loan losses inherently involves a high degree of subjectivity and requires the Company to make estimates of significant credit risks and future trends, all of which may undergo material changes. Among the factors that determine the level of the reserve are management’s expected disposition strategy and the estimated amount that would be realized upon disposition. Any change in disposition strategy, including a determination to more aggressively dispose of particular assets, could lead to lower-than-expected returns and increased or accelerated write-offs. In addition, economic or market conditions or developments, including determinations by other lenders to more aggressively dispose of assets, could depress market prices and require us to increase our loan loss reserves. See “Risk Factors—The Company’s Reserve For Loan Losses May Be Insufficient” in our 2008 Form 10-K for a further discussion of the risks relating to our loan loss reserves.

Real estate market volatility and future changes in our disposition strategies could result in net proceeds that differ significantly from our OREO fair value appraisals.

Our other real estate owned (OREO) portfolio consists of properties that we obtained through foreclosure or through an in-substance foreclosure in satisfaction of loans. Properties in our OREO portfolio are recorded at the lower of the recorded investment in the loans for which the properties previously served as collateral or the “fair value”, which represents the estimated sales price of the properties on the date acquired less estimated selling costs. Generally, in determining “fair value” an orderly disposition of the property is assumed, except where a different disposition strategy is expected. Significant judgment is required in estimating the fair value of OREO property, and the period of time within which such estimates can be considered current is significantly shortened during periods of market volatility, as experienced during 2008 and 2009.

In response to market conditions and other economic factors, we may utilize alternative sale strategies other than orderly disposition as part of our OREO disposition strategy, such as immediate liquidation sales. In this event, as a result of the significant judgments required in estimating fair value and the variables involved in different methods of disposition, the net proceeds realized from such sales transactions could differ significantly from appraisals, comparable sales, and other estimates used to determine the fair value of our OREO properties.

We have recently reduced our quarterly dividends to $0.01 per share of common stock, have not established a minimum dividend payment level and cannot assure you that we will pay dividends in the future.

On March 16, 2009, our board of directors announced a reduction in our quarterly common stock dividend from $0.225 per share to $0.01 per share. We do not have plans to increase our quarterly dividend in the near future, and any increase may require regulatory approval. In addition, we may not pay dividends on our common stock unless we have paid dividends on the CPP Preferred Stock. We have not established a minimum dividend payment level. All dividends will be made at the discretion of our board of directors and will depend upon, among other things, our earnings, financial condition and such other factors as our board of directors may deem relevant from time to time. Our board of directors may in its discretion further reduce or eliminate dividends or change its dividend policy in the future.

We are a bank holding company and our sources of funds are limited.

We are a bank holding company, and our operations are primarily conducted by the Bank, which is subject to significant federal and state regulation. Cash available to pay dividends to our stockholders is derived primarily from dividends received from the Bank. Our ability to receive dividends or loans from our subsidiaries is restricted. Dividend payments by the Bank to us in the future will require generation of future earnings by the Bank and could require regulatory approval if the proposed dividend is in excess of prescribed guidelines. As of December 31, 2009, approximately $43.9 million of the retained earnings of the Bank were available to pay dividends to us without regulatory approval. Further, our right to participate in the assets of the Bank upon its liquidation, reorganization or otherwise will be subject to the claims of the Bank’s creditors, including depositors, which will take priority except to the extent we may be a creditor with a recognized claim.

All of our debt obligations and our senior equity securities will have priority over our common stock with respect to payment in the event of liquidation, dissolution or winding-up and with respect to the payment of dividends.

In any liquidation, dissolution or winding up of First Midwest, our common stock would rank below all debt claims against us and claims of all of our outstanding shares of preferred stock (including the CPP Preferred Stock) and other senior equity securities. As a result, holders of our common stock will not be entitled to receive any payment or other distribution of assets upon the liquidation, dissolution or winding-up of First Midwest until after all of our obligations to our debt holders have been satisfied and holders of senior equity securities have received any payment or distribution due to them.

Offerings of debt, which would be senior to our common stock upon liquidation, and/or preferred equity securities which may be senior to our common stock for purposes of dividend distributions or upon liquidation, may adversely affect the market price of our common stock.

We may attempt to increase our capital resources or, if our or the capital ratio of the Bank falls below the required minimums, we or the Bank could be forced to raise additional capital by making additional offerings of debt or preferred equity securities, including trust preferred securities, senior or subordinated notes and preferred stock. We may also decide to raise additional capital by issuing debt or preferred equity securities for other reasons. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both. Holders of our common stock are not entitled to preemptive rights or other protections against dilution.

Our board of directors is authorized to issue one or more classes or series of preferred stock from time to time without any action on the part of our stockholders. Our board of directors also has the power, without stockholder approval, to set the terms of any such classes or series of preferred stock that may be issued, including voting rights, dividend rights and preferences over our common stock with respect to dividends or upon our dissolution, winding-up and liquidation and other terms. If we issue preferred stock in the future that have a preference over our common stock with respect to the payment of dividends or upon liquidation, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the rights of holders of our common stock or the market price of our common stock could be adversely affected.

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

We have not designated the amount of net proceeds from this offering that we will use for any particular purpose. Accordingly, our management will have broad discretion as to the application of the net proceeds and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase our profitability or market value.

An investment in our common stock is not an insured deposit.

An investment in our common stock is not a bank deposit and, therefore, is not insured against loss by the FDIC, any other deposit insurance fund or by any other public or private entity. Investment in our common stock is inherently risky for the reasons described in this “Risk Factors” section, in the “Risk Factors” section of our Form 10-K or elsewhere in this prospectus supplement or the documents incorporated by reference herein, and is subject to the same market forces that affect the price of common stock in any company. As a result, if you acquire our common stock, you could lose some or all of your investment.

Our restated certificate of incorporation, restated by-laws, and amended and restated rights agreement as well as certain banking laws may have an anti-takeover effect.

Provisions of our restated certificate of incorporation and restated by-laws, federal banking laws, including regulatory approval requirements, and our amended and restated rights agreement could make it more difficult for a third party to acquire us, even if doing so would be perceived to be beneficial by our stockholders. The combination of these provisions effectively inhibits a non-negotiated merger or other business combination, which, in turn, could adversely affect the market price of our common stock.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein may contain, and from time to time our management may make, certain statements that may constitute “forward-looking statements.” These statements are not historical facts, but instead represent only management’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside our control. Although we believe the expectations reflected in any forward-looking statements are reasonable, it is possible that our actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in such statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” and the negative of these terms and other comparable terminology. We caution you not to place undue reliance on forward-looking statements, which speak only as of the date of this prospectus supplement or the relevant document, as applicable.

Forward-looking statements are subject to known and unknown risks, uncertainties and assumptions and may include projections relating to our future financial performance, including our growth strategies and anticipated trends in our business. The risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements include the following:

•

Management’s ability to reduce and effectively manage interest rate risk and the impact of interest rates in general on the volatility of our net interest income and our borrowers’ ability to repay outstanding loans;

•	Asset/liability matching risks and an inability to obtain needed liquidity;

•	Fluctuations or declines in the value of our investment securities, bank owned life insurance contracts or other assets, or an inability to realize the estimated fair value of these assets;

•

An increase in non-performing loans or deterioration of loan quality, including with respect to one or more of the large commercial or industrial loans or commercial real estate loans in our loan portfolio;

•	The ability to attract and retain qualified employees experienced in banking and financial services;

•	The sufficiency of the reserve for loan losses to absorb the amount of actual losses inherent in the existing portfolio of loans;

•	The failure of assumptions underlying the establishment of the reserve for loan losses, estimation of values of collateral and various financial assets and liabilities;

•	Credit risks and risks from concentrations (by geographic area and by industry) within our loan portfolio;

•

The effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds, and other financial institutions operating in our markets or elsewhere providing similar services;

•

Continued weakness or decline in the economic environment or in the financial markets or other factors that may influence the anticipated growth rate of loans and deposits, the quality of the loan portfolio, loan and deposit pricing, and our ability to raise necessary or desired capital;

•	Continued weakness or decline in general economic or industry conditions, nationally or in the communities in which we conduct business, including in the suburban metropolitan Chicago market;

•	Volatility of rate sensitive deposits;

•	Any restrictions on our ability to obtain funds from our subsidiaries;

•	A decline in our stock price below tangible book value, which could require a write-down of goodwill;

•	A reduction in our credit ratings;

•

The impact of technological changes, including an inability to adapt successfully to technological changes to compete effectively in the marketplace and the loss of fee income as technology enables consumers and businesses to conduct transactions without using banks;

•	Operational risks, including information and data processing system failures or fraud and failure of our internal controls and procedures;

•	Our ability to successfully pursue acquisition and expansion strategies and integrate any acquired companies;

•

Our reliance on the soundness of other financial institutions, including those with which we have trading, clearing, counterparty and other relationships, and on third parties that process and handle our records and data;

•	The impact of liabilities arising from legal or administrative proceedings, enforcement of bank regulations and enactment or application of securities regulations;

•

Governmental monetary and fiscal policies and regulations and legislative, regulatory and policy changes that may result in the imposition of costs and constraints through higher FDIC insurance premiums, significant fluctuations in market interest rates, increases in capital requirements, operational limitations or otherwise, including laws or regulations that impose heightened standards or limitation on banking institutions or TARP recipients;

•	Our ability to attract and retain skilled people, including the impact of existing or enhanced executive compensation limitations imposed on us as a banking institution and/or as a TARP recipient;

•

Changes in federal and state tax laws or interpretations, including changes affecting tax rates, income not subject to tax under existing law and interpretations, income sourcing or consolidation/combination rules;

•	Changes in accounting principles, policies or guidelines affecting the businesses we conduct;

•	Environmental liability risks associated with lending activities;

•	Acts of war or terrorism or natural disasters; and

•	Other economic, competitive, governmental, regulatory and technological factors affecting our operations, products, services and prices.

You should refer to our Annual Report on Form 10-K for the year ended December 31, 2008, including the sections entitled “Risk Factors” in Part I, Item 1A of that report and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7, as well as our subsequent periodic and current reports filed with the SEC, the section entitled “Risk Factors” beginning on page S-3 of this prospectus supplement and the section entitled “Recent Developments” beginning on page S-10 of this prospectus supplement for a more detailed discussion of these risks and uncertainties. These risks and uncertainties are not exhaustive, however. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We are under no duty to update any of these forward-looking statements after the date of this prospectus supplement or the relevant document to conform our prior statements to actual results or revised expectations, and we do not intend to do so.

RECENT DEVELOPMENTS

The following is a summary of certain unaudited financial information for the Company as of and for the fourth quarter and year ended December 31, 2009.

On January 12, 2010, the Company reported results of operations and financial condition for fourth quarter 2009. Net loss for the quarter was $37.5 million, before adjustment for preferred dividends and non-vested restricted shares, with a loss of $39.5 million, or $0.73 loss per share, available to common shareholders after such adjustments. This compares to net income of $3.4 million and $773,000, or $0.02 per share, respectively, for third quarter 2009, and a net loss of $26.9 million and $27.6 million, or $0.57 loss per share, respectively, for fourth quarter 2008.

Operating Performance

The Company generated pre-tax, pre-provision core operating earnings of $32.7 million for fourth quarter 2009, up 8.1% from third quarter 2009 and down 21.2% from fourth quarter 2008. A reconciliation of earnings in accordance with generally accepted accounting principles (“GAAP”) to non-GAAP pre-tax, pre-provision core operating earnings is presented below on page S-17.

The increase from third quarter 2009 was due primarily to improved net interest income, while the decline from fourth quarter 2008 primarily reflects the impact of higher compensation-related expenses, loan remediation costs, and FDIC premiums on deposits.

Pre-tax, pre-provision core operating earnings for full year 2009 were $131.4 million, a decrease of 14.6% from 2008. Improved net interest income was more than offset by lower fee-based revenue and higher remediation costs and FDIC premiums.

Total loans as of December 31, 2009 were $5.2 billion, a decrease of $102.8 million and $156.8 million from September 30, 2009 and December 31, 2008, respectively.

Average core transactional deposits for fourth quarter 2009 were $3.9 billion, an increase of $29.7 million from third quarter 2009 and $440.7 million, or 12.8%, from fourth quarter 2008. Average core transactional deposits for the full year 2009 increased $175.7 million, or 4.9%, from 2008 due in large part to customers’ desire to maintain more liquid, short-term deposits.

Tax-equivalent net interest margin was 4.04% for fourth quarter 2009, an increase from 3.66% for third quarter 2009 and 3.71% for fourth quarter 2008. The yield on average earning assets for fourth quarter 2009 improved 10 basis points compared to third quarter 2009, while the Company’s cost of funds declined 31 basis points compared to third quarter 2009. The yield on average earning assets for fourth quarter 2009 declined 45 basis points compared to fourth quarter 2008 and the Company’s cost of funds declined 86 basis points compared to the same period in 2008.

Fee-based revenues were $22.0 million and $85.2 million for fourth quarter and full year 2009, respectively. These represented decreases of 4.7% and 10.4%, respectively, from the same periods of 2008 and largely reflect the impact of reduced consumer spending. For the third consecutive quarter, fee-based revenues improved, reflecting increases in trust, card-based, and other service charge revenues.

Bank-owned life insurance income for fourth quarter 2009 increased $9.1 million from fourth quarter 2008, reflecting a $10.4 million charge in fourth quarter 2008 related to a reduction in the cash surrender value of bank-owned life insurance. Other income for fourth quarter and full year 2009 increased from the same periods in 2008 as a result of a market adjustment related to a change in value of certain assets held under a non-qualified deferred compensation plan. The market adjustment for each period is substantially offset by a corresponding amount in compensation expense.

For fourth quarter 2009, noninterest expense increased $13.9 million compared to third quarter 2009 and $23.9 million from fourth quarter 2008. The increase from third quarter 2009 was due primarily to losses related to other real estate owned. The increase from fourth quarter 2008 was also due to losses related to other real estate owned in addition to higher FDIC premiums, higher pension and profit-sharing expense, and higher compensation expense associated with the market adjustment referred to above.

For full year 2009, noninterest expense increased $40.5 million from full year 2008 with the increase due primarily to a $20.0 million increase in losses and remediation expenses related to other real estate owned, as well as a $12.6 million increase in FDIC premiums and the previously referenced market adjustment for the Company’s non-qualified deferred compensation plan. The increase in FDIC premiums expense included an industry-wide special assessment of $3.5 million.

Asset Quality

Non-accrual plus 90 day past due loans as of December 31, 2009 were $248.3 million, down 6% compared to September 30, 2009, with residential construction loans comprising 45% of the total. Loans 30-89 days past due totaled $37.9 million at December 31, 2009, down 15% from September 30, 2009.

During fourth quarter 2009, the Company increased its reserve for loan losses to $144.8 million, up $10.5 million from September 30, 2009 and $50.9 million from December 31, 2008. The reserve for loan losses represented 2.78% of total loans outstanding at December 31, 2009, compared to 2.53% at September 30, 2009 and 1.75% at December 31, 2008. The reserve for loan losses as a percentage of nonaccrual plus 90-day past due loans was 58% at December 31, 2009, up from 51% and 57% at September 30, 2009 and December 31, 2008, respectively.

Net charge-offs totaled $82.5 million during fourth quarter 2009, compared to $31.3 million in third quarter 2009. Net charge-offs for full year 2009 totaled $164.7 million, or 3.08% of average loans, as compared to $38.2 million, or 0.74% of average loans, for full year 2008.

The provision for loan losses for fourth quarter 2009 was $93.0 million and $215.7 million for full year 2009, compared to $42.4 million and $70.3 million for fourth quarter and full year 2008, respectively.

Charge-offs and provisioning during 2009 were largely influenced by the credit performance of the Company’s residential construction and land loan portfolio. This portfolio currently represents only 6% of total loans but accounted for 45% of total non-performing loans and 46% of total fourth quarter charge-offs. These charge-offs reflect management’s continuing efforts to align the carrying value of these assets with the value of underlying collateral based upon more aggressive disposition strategies and recognizing falling property values. To that end, updated appraisals were received on some 80% of the non-performing residential construction portfolio during fourth quarter 2009.

Other real estate owned (OREO) was $57.1 million as of December 31, 2009 compared to $57.9 million as of September 30, 2009. During the fourth quarter, the Company reduced the carrying value of OREO properties in total by $9.2 million reflective of existing market conditions and more aggressive disposition strategies. Additionally, OREO with a carrying value of $13.7 million was sold at a net loss of $4.9 million, bringing full year sales to $25.3 million and losses of $6.0 million.

Securities Portfolio

The Company’s $1.3 billion available-for-sale portfolio remains highly liquid with approximately 95% comprised of municipals, CMOs, and agency pass-through securities. The remainder consists of trust-preferred collateralized debt obligation pools (CDOs) with a fair value of $11.7 million and an unrealized loss of $42.6 million, and miscellaneous other securities totaling $46.1 million.

Net securities losses were $5.8 million for fourth quarter 2009 and included an other-than-temporary impairment of $6.0 million associated with the Company’s CDOs.

Acquisition of First DuPage Bank

On October 23, 2009, the Company acquired substantially all the assets of the $260 million former First DuPage Bank in an FDIC-assisted transaction generating a gain of $13.1 million. Loans comprise the majority of the assets acquired and are subject to a loss sharing arrangement with the FDIC whereby the Company is indemnified against the majority of any losses incurred related to these loans. The loans acquired from the former First DuPage Bank, including the FDIC indemnification, total $223.2 million at December 31, 2009 and are classified and presented as Covered Assets in the statement of financial condition. These assets are excluded from the asset quality presentation, given the loss share indemnification from the FDIC.

Debt and Capital Management

During fourth quarter 2009, the Company retired for cash $20 million of 5.95% subordinated debt, generating a pre-tax gain of $1.3 million, leaving a balance of $50.5 million at December 31, 2009.

Regulatory and tangible common equity ratios were improved in comparison to December 31, 2008. As reflected in the following table, all regulatory mandated ratios for characterization as “well-capitalized” were significantly exceeded as of December 31, 2009.

	December 31, 2009	December 31, 2008	Minimum “Well- Capitalized” Level	Excess Over Required Minimums at December 31, 2009
				(Dollars in millions)
Regulatory capital ratios:
Total capital to risk-weighted assets	14.26%	14.36%	10.00%	43%	$267
Tier 1 capital to risk-weighted assets	12.19%	11.60%	6.00%	103%	$388
Tier 1 leverage to average assets	10.18%	9.41%	5.00%	104%	$389

Regulatory capital ratios, excluding preferred stock:
Total capital to risk-weighted assets	11.18%	11.44%	10.00%	12%	$74
Tier 1 capital to risk-weighted assets	9.11%	8.68%	6.00%	52%	$195
Tier 1 leverage to average assets	7.61%	7.04%	5.00%	52%	$196
Tier 1 common capital to risk-weighted assets	7.76%	6.79%	N/A	N/A	N/A

Tangible equity ratios:
Tangible common equity to tangible assets	6.29%	5.23%	N/A	N/A	N/A
Tangible common equity, excluding other comprehensive loss, to tangible assets	6.54%	5.45%	N/A	N/A	N/A
Tangible common equity to risk-weighted assets	7.46%	6.53%	N/A	N/A	N/A

Our board of directors reviews the Company’s capital plan each quarter, giving consideration to the current and expected operating environment, as well as an evaluation of various capital alternatives.

Unaudited Financial Information

The following tables set forth certain condensed unaudited financial information for the Company as of the dates and for the periods presented.

Operating Highlights

	Quarters Ended			Years Ended
	December 31, 2009	September 30, 2009	December 31, 2008	December 31, 2009	December 31, 2008
	Unaudited
	(Dollar amounts in thousands except per share data)
Net (loss) income	$(37,491)	$3,351	$(26,890)	$(25,750)	$49,336
Net (loss) income applicable to common shares	(39,542)	773	(27,568)	(35,551)	48,482
Diluted (loss) earnings per common share	$(0.73)	$0.02	$(0.57)	$(0.71)	$1.00
Return on average common equity	(19.84)%	0.43%	(13.90)%	(4.84)%	6.46%
Return on average assets	(1.92)%	0.17%	(1.28)%	(0.32)%	0.60%
Net interest margin	4.04%	3.66%	3.71%	3.72%	3.61%
Efficiency ratio	58.48%	59.13%	59.06%	57.86%	53.49%

Balance Sheet Highlights

	As of
	December 31, 2009	September 30, 2009	December 31, 2008
	Unaudited
	(Amounts in thousands except per share data)
Total assets	$7,710,672	$7,678,434	$8,528,341
Total loans, excluding covered loans	5,203,246	5,306,068	5,360,063
Total deposits	5,885,279	5,749,153	5,585,754
Total stockholders’ equity	941,521	983,579	908,279
Common stockholders’ equity	748,521	790,579	715,949
Book value per share	$13.66	$14.43	$14.72
Period end shares outstanding	54,793	54,800	48,630

The table below shows the Company’s consolidated measures of capital as of the dates presented.

Capital Ratios

	As of
	December 31, 2009	September 30, 2009	December 31, 2008
	Unaudited
Regulatory capital ratios:
Total capital to risk-weighted assets	14.26%	15.27%	14.36%
Tier 1 capital to risk-weighted assets	12.19%	12.88%	11.60%
Tier 1 leverage to average assets	10.18%	10.52%	9.41%

Regulatory capital ratios, excluding preferred stock:
Total capital to risk-weighted assets	11.18%	12.18%	11.44%
Tier 1 capital to risk-weighted assets	9.11%	9.78%	8.68%
Tier 1 leverage to average assets	7.61%	7.99%	7.04%
Tier 1 common capital to risk-weighted assets	7.76%	8.43%	6.79%

Tangible common equity ratios:
Tangible common equity to tangible assets	6.29%	6.88%	5.23%
Tangible common equity, excluding other comprehensive loss, to tangible assets	6.54%	7.10%	5.45%
Tangible common equity to risk-weighted assets	7.46%	8.16%	6.53%

The following tables show the consolidated statements of financial condition of First Midwest Bancorp, Inc., and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows as of December 31, 2009 and 2008 and for the 3-month periods and years ended December 31, 2009 and 2008.

Condensed Consolidated Statements of Financial Condition

	December 31,
	2009	2008
	Unaudited
	(Amounts in thousands)
Assets
Cash and due from banks	$101,177	$106,082
Funds sold and other short-term investments	26,202	8,226
Trading account securities	14,236	12,358
Securities available-for-sale	1,266,760	2,216,186
Securities held-to-maturity, at amortized cost	84,182	84,306
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	56,428	54,767
Loans	5,203,246	5,360,063
Reserve for loan losses	(144,808)	(93,869)

Net loans	5,058,438	5,266,194

Other real estate owned	57,137	24,368
Covered assets	223,245	—
Premises, furniture, and equipment	120,642	120,035
Investment in bank owned life insurance	197,962	198,533
Goodwill and other intangible assets	281,479	284,548
Accrued interest receivable and other assets	222,784	152,738

Total assets	$7,710,672	$8,528,341

Liabilities and Stockholders’ Equity
Deposits
Transactional deposits	$3,885,885	$3,457,954
Time deposits	1,988,486	1,950,362
Brokered deposits	10,908	177,438

Total deposits	5,885,279	5,585,754
Borrowed funds	691,176	1,698,334
Subordinated debt	137,735	232,409
Accrued interest payable and other liabilities	54,961	103,565

Total liabilities	6,769,151	7,620,062

Preferred stock	190,233	189,617
Common stock	670	613
Additional paid-in capital	252,322	210,698
Retained earnings	810,626	837,390
Accumulated other comprehensive (loss)	(18,666)	(18,042)
Treasury stock, at cost	(293,664)	(311,997)

Total stockholders’ equity	941,521	908,279

Total liabilities and stockholders’ equity	$7,710,672	$8,528,341

Condensed Consolidated Statements of Income

	Quarters Ended		Years Ended
	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008
	Unaudited
	(Amounts in thousands, except per share data)
Interest Income
Loans	$65,668	$71,849	$261,221	$302,931
Securities	14,848	25,583	77,486	104,448
Covered assets	1,419	—	1,419	—
Other	435	501	1,625	1,828

Total interest income	82,370	97,933	341,751	409,207

Interest Expense
Deposits	12,774	22,802	64,177	110,622
Borrowed funds	1,276	6,416	12,569	37,192
Subordinated debt	2,379	3,702	13,473	14,796

Total interest expense	16,429	32,920	90,219	162,610

Net interest income	65,941	65,013	251,532	246,597
Provision for loan losses	93,000	42,385	215,672	70,254

Net interest income (loss) after provision for loan losses	(27,059)	22,628	35,860	176,343

Noninterest Income
Service charges on deposit accounts	9,977	11,206	38,754	44,987
Trust and investment management fees	3,704	3,420	14,059	15,130
Other service charges, commissions, and fees	4,280	4,554	16,529	18,846
Card-based fees	4,000	3,868	15,826	16,143

Subtotal, fee-based revenues	21,961	23,048	85,168	95,106
Bank owned life insurance income	281	(8,858)	2,263	(2,369)
Securities gains (losses) net	(5,772)	(34,215)	2,110	(35,611)
Gains on FDIC-assisted transaction	13,071	—	13,071	—
Gains on early extinguishment of debt	1,267	—	15,258	—
Other	939	(2,104)	5,132	(3,119)

Total noninterest income (loss)	31,747	(22,129)	123,002	54,007

Noninterest Expense
Salaries and employee benefits	27,592	20,356	106,548	99,910
Federal Deposit Insurance Corporation (“FDIC”) insurance	2,720	301	13,673	1,065
Net occupancy expense	5,453	5,967	22,762	23,378
Losses realized on other real estate owned	14.051	576	18,554	1,566
Other real estate owned expense, net	1.642	713	4,905	1,843
Loan remediation expense	2,013	369	4,685	888
Equipment expense	2,208	2,454	8,962	9,956
Technology and related costs	2,375	1,848	8,987	7,429
Other	12,467	13,997	45,712	48,270

Total noninterest expense	70,521	46,581	234,788	194,305

(Loss) income before taxes	(65,833)	(46,082)	(75,926)	36,045
Income tax (benefit) expense	(28,342)	(19,192)	(50,176)	(13,291)

Net (loss) income	(37,491)	(26,890)	(25,750)	49,336
Preferred dividends	(2,569)	(712)	(10,265)	(712)
Net loss (income) applicable to non-vested restricted shares	518	34	464	(142)

Net (loss) Income Applicable to Common Shares	$(39,542)	$(27,568)	$(35,551)	$48,482

Diluted (loss) Earnings Per Common Share	$(0.73)	$(0.57)	$(0.71)	$1.00
Dividends Declared Per Common Share	$0.01	$0.23	$0.04	$1.155
Weighted Average Diluted Shares Outstanding	54,152	48,508	50,034	48,516

Pre-Tax, Pre-Provision Core Operating Earnings(1)

	Quarters Ended			Years Ended
	December 31, 2009	September 30, 2009	December 31, 2008	December 31, 2009	December 31, 2008
	Unaudited
	(Dollar amounts in thousands)
(Loss) income before taxes	$(65,833)	$(2,569)	$(46,082)	$(75,926)	$36,045
Provision for loan losses	93,000	38,000	42,385	215,672	70,254

Pre-tax, pre-provision earnings (loss)	27,167	35,431	(3,697)	139,746	106,299

Non-Operating Items
Securities gains (losses), net	(5,772)	(6,975)	(34,215)	2,110	(35,611)
Gain on FDIC-assisted transaction	13,071	—	—	13,071	—
Gains on early extinguishment of debt	1,267	13,991	—	15,258	—
Write-down of bank owned life insurance included in non-interest income	—	—	(10,360)	—	(10,360)
Losses realized on other real estate owned	(14,051)	(1,801)	(576)	(18,554)	(1,566)
FDIC special deposit insurance assessment	—	—	—	(3,500)	—

Total non-operating items	(5,485)	5,215	(45,151)	8,385	(47,537)

Pre-tax, pre-provision core operating earnings	$32,652	$30,216	$41,454	$131,361	$153,836

Risk-weighted assets	$6,262,883	$6,234,283	$6,609,359	$6,262,883	$6,609,359

Pre-tax, pre-provision core operating earnings to risk-weighted assets	2.07%	1.92%	2.50%	2.10%	2.33%

(1)	The Company’s accounting and reporting policies conform to U.S. generally accepted accounting principles (“GAAP”) and general practice within the banking industry. As a supplement to GAAP, the Company has provided this non-GAAP performance result. The Company believes that this non-GAAP financial measure is useful because it allows investors to assess the Company’s operating performance. Although this non-GAAP financial measure is intended to enhance investors’ understanding of the Company’s business and performance, this non-GAAP financial measure should not be considered an alternative to GAAP.

The table below shows the composition of our loan portfolio as of the dates presented.

Loan Portfolio

	As of				Percent Change from
	December 31, 2009	% of Total	September 30, 2009	December 31, 2008	September 30, 2009	December 31, 2008
	Unaudited
	(Dollar amounts in thousands)
Loan Portfolio Composition
Commercial and industrial	$1,438,063	27.6%	$1,484,601	$1,490,101	(3.1)%	(3.5)%
Agricultural and farmland	209,945	4.0%	200,955	216,814	4.5%	(3.2)%
Commercial real estate:
Office, retail, and industrial	1,212,965	23.3%	1,151,276	1,025,241	5.4%	18.3%
Residential construction and land	313,919	6.0%	400,502	509,059	(21.6)%	(38.3)%
Commercial construction and land	231,518	4.5%	301,462	356,575	(23.2)%	(35.1)%
Multifamily	333,961	6.4%	342,807	286,963	(2.6)%	16.4%
Investor-owned rental property	119,132	2.3%	117,276	131,635	1.6%	(9.5)%
Other commercial real estate	679,851	13.1%	636,153	597,694	6.9%	13.7%

Total commercial real estate	2,891,346	55.6%	2,949,476	2,907,167	(2.0)%	(0.5)%

Consumer:
Home equity	470,523	9.1%	478,204	477,105	(1.6)%	(1.4)%
Real estate 1-4 family	139,983	2.7%	138,862	198,197	0.8%	(29.4)%
Other consumer	53,386	1.0%	53,970	70,679	(1.1)%	(24.5)%

Total consumer	663,862	12.8%	671,036	745,981	(1.1)%	(11.0)%

Total loans	$5,203,246	100.0%	$5,306,068	$5,360,063	(1.9)%	(2.9)%

Office, Retail, and Industrial
Office	$394,228	32.5%	$376,897	$339,912	4.6%	16.0%
Retail	331,803	27.4%	314,586	265,568	5.5%	24.9%
Industrial	486,934	40.1%	459,793	419,761	5.9%	16.0%

Total office, retail, and industrial	$1,212,965	100.0%	$1,151,276	$1,025,241	5.4%	18.3%

The table below provides a comparison of our non-performing assets and past due loans as of the dates presented.

	As of
	December 31, 2009	% of Loan Category	% of Total	September 30, 2009	December 31, 2008
	Unaudited (Dollar amounts in thousands)
Asset Quality
Non-accrual loans:
Commercial and industrial	$28,193	1.96%	11.5%	$45,134	$15,586
Agricultural and farmland	2,673	1.27%	1.1%	2,384	12
Office, retail, and industrial	21,396	1.76%	8.8%	15,738	2,533
Residential construction and land	112,798	35.93%	46.2%	138,593	97,060
Commercial construction and land	20,864	9.01%	8.5%	2,908	2,080
Multi-family	12,486	3.74%	5.1%	15,910	1,387
Investor-owned rental property	4,351	3.65%	1.8%	4,069	270
Other commercial real estate	28,006	4.12%	11.5%	18,841	4,564
Consumer	13,448	2.03%	5.5%	13,228	4,276

Total non-accrual loans	244,215	4.69%	100.0%	256,805	127,768

90 days past due loans (still accruing interest):
Commercial and industrial	1,964	0.14%	48.2%	3,216	6,818
Agricultural and farmland	—	—	—	—	1,751
Office, retail, and industrial	330	0.03%	8.1%	1,036	3,214
Residential construction and land	86	0.03%	2.1%	66	8,489
Commercial construction and land	—	—	—	—	2,092
Multi-family	55	0.02%	1.3%	238	1,881
Investor-owned rental property	225	0.19%	5.5%	—	—
Other commercial real estate	130	0.02%	3.2%	338	4,494
Consumer	1,289	0.19%	31.6%	1,066	8,260

Total 90 days past due loans	4,079	0.08%	100.0%	5,960	36,999

Total non-performing loans	$248,294			$262,765	$164,767

Restructured loans, still accruing	$30,553			$26,718	$7,344
Other real estate owned	$57,137			$57,945	$24,368
30-89 days past due loans	$37,912	0.73%	—	$44,346	$116,206
Reserve for loan losses	$144,808	—	—	$134,269	$93,869

Asset Quality Ratios
Non-accrual loans to loans	4.69%	—	—	4.84%	2.38%
Non-accrual plus 90 days past due loans to loans	4.77%	—	—	4.95%	3.07%
Reserve for loan losses to loans	2.78%	—	—	2.53%	1.75%
Reserve for loan losses to non-accrual loans	59%	—	—	52%	73%
Reserve for loan losses to non-accrual plus 90 days past due loans to loans	58%	—	—	51%	57%

The table below provides a comparison of our charge-off data as of the dates presented.

	Quarters Ended
	December 31, 2009	% of Loan Category	% of Total	September 30, 2009	December 31, 2008
	Unaudited
	(Dollar amounts in thousands)
Charge-off Data
Net loans charged-off:
Commercial and industrial	$23,320	1.62%	28.3%	$12,585	$5,601
Agricultural and farmland	180	0.09%	0.2%	—	—
Office, retail, and industrial	3,265	0.27%	4.0%	3,496	699
Residential construction and land	38,315	12.21%	46.5%	5,181	9,227
Commercial construction and land	2,715	1.17%	3.3%	(228)	—
Multifamily	2,325	0.70%	2.8%	29	164
Investor-owned rental property	1,229	1.03%	1.5%	622	161
Other commercial real estate	7,907	1.16%	9.5%	6,006	236
Consumer	3,205	0.48%	3.9%	3,568	2,239

Total net loans charged-off	$82,461	1.58%	100.0%	$31,259	$18,327

Net loan charge-offs to average loans annualized:
Quarter-to-date	6.17%	—	—	2.32%	1.38%
Year-to-date	3.08%	—	—	2.05%	0.74%

The table below presents the aggregate amount of unrealized gains (losses) and the aggregate related fair values of securities with unrealized gains (losses) as of December 31, 2009, September 30, 2009 and December 31, 2008.

Securities Available-For-Sale

	U.S. Treasury and Agency	Collateralized Mortgage Obligations	Other Mortgage- Backed	State and Municipal	Collateralized Debt Obligations	Other	Total
	Unaudited
As of December 31, 2009
Amortized cost	$756	$299,920	$239,567	$649,269	$54,359	$44,238	$1,288,109
Gross unrealized gains (losses):
Gross unrealized gains	—	10,060	9,897	8,462	—	2,376	30,795
Gross unrealized losses	—	(2,059)	(182)	(6,051)	(42,631)	(1,221)	(52,144)

Net unrealized gains (losses)	—	8,001	9,715	2,411	(42,631)	1,155	(21,349)

Fair value	$756	$307,921	$249,282	$651,680	$11,728	$45,393	$1,266,760

As of September 30, 2009
Amortized cost	$757	$322,780	$233,396	$680,216	$60,290	$50,929	$1,348,368
Gross unrealized gains (losses):
Gross unrealized gains	—	10,651	10,782	29,176	—	578	51,187
Gross unrealized losses	—	(2,224)	(3)	(1,078)	(44,747)	(1,834)	(49,886)

Net unrealized gains (losses)	—	8,427	10,779	28,098	(44,747)	(1,256)	1,301

Fair value	$757	$331,207	$244,175	$708,314	$15,543	$49,673	$1,349,669

As of December 31, 2008
Amortized cost	$1,039	$694,285	$504,918	$907,036	$78,883	$51,820	$2,237,981
Gross unrealized gains (losses):
Gross unrealized gains	2	7,668	13,421	12,606	—	213	33,910
Gross unrealized losses	—	(3,114)	(74)	(12,895)	(36,797)	(2,825)	(55,705)

Net unrealized gains (losses)	2	4,554	13,347	(289)	(36,797)	(2,612)	(21,795)

Fair value	$1,041	$698,839	$518,265	$906,747	$42,086	$49,208	$2,216,186

First Midwest Bancorp, Inc.

Selected Unaudited Financial Information

(Amounts in thousands, except per share data)

	2009					2008					2007	2006	2005
	Dec. 31/ YTD	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter	Dec. 31/ YTD	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter	Dec. 31/ YTD	Dec. 31/ YTD	Dec. 31/ YTD
Period-End Balance Sheet
Total assets	$7,710,672	$7,710,672	$7,678,434	$7,767,312	$8,252,576	$8,528,341	$8,528,341	$8,246,655	$8,311,025	$8,315,368	$8,091,518	$8,441,526	$7,210,151
Securities HTM—amortized cost	84,182	84,182	83,860	86,245	81,566	84,306	84,306	85,982	94,580	95,651	97,671	91,380	56,772
Securities AFS—fair market value	1,266,760	1,266,760	1,349,669	1,450,082	1,901,919	2,216,186	2,216,186	2,024,881	2,106,461	2,100,602	2,080,046	2,387,788	2,233,120
FHLB and FRB stock	56,428	56,428	54,768	54,768	54,768	54,767	54,767	54,767	54,767	54,767	54,767	54,886	53,510
Loans:
Commercial and industrial	1,438,063	1,438,063	1,484,601	1,457,413	1,508,175	1,490,101	1,490,101	1,485,541	1,448,723	1,396,665	1,347,481	1,413,263	1,161,660
Agricultural	209,945	209,945	200,955	210,675	219,178	216,814	216,814	234,755	281,002	257,505	235,498	158,305	131,689
Real estate—office, retail, and industrial	1,212,965	1,212,965	1,151,276	1,117,748	1,086,987	1,025,241	1,025,241	999,319	951,776	908,098	824,078	895,666	744,814
Real estate—residential construction	313,919	313,919	400,502	458,913	466,195	509,059	509,059	509,974	510,818	515,052	505,194	451,186	319,842
Real estate—commercial construction	134,680	134,680	196,198	204,042	232,675	258,253	258,253	229,492	246,668	255,463	244,904	209,064	93,443
Real estate—commercial land	96,838	96,838	105,264	121,383	107,540	98,322	98,322	92,658	141,272	139,987	143,289	144,146	209,859
Real estate—multifamily	333,961	333,961	342,807	305,976	311,865	286,963	286,963	237,506	218,805	209,087	217,266	278,009	311,340
Real estate—other commercial	798,983	798,983	753,429	759,132	725,311	729,329	729,329	683,446	627,036	591,973	661,480	592,065	462,997
Real estate—1-4 family	139,983	139,983	138,862	171,186	185,486	198,197	198,197	205,851	213,295	224,895	220,741	215,464	143,286
Consumer	523,909	523,909	532,174	534,303	543,716	547,784	547,784	545,040	542,960	547,040	563,741	651,776	727,261

Total loans	5,203,246	5,203,246	5,306,068	5,340,771	5,387,128	5,360,063	5,360,063	5,223,582	5,182,355	5,045,765	4,963,672	5,008,944	4,306,191
Other Assets:
Covered assets	223,245	223,245	—	—	—	—	—	—	—	—	—	—	—
Bank owned life insurance	197,962	197,962	197,681	197,564	199,070	198,533	198,533	207,390	206,132	203,987	203,535	196,598	156,441
Goodwill and other intangibles	281,479	281,479	281,614	282,592	283,570	284,548	284,548	285,643	286,737	287,141	288,235	292,658	95,997
Deposits:
Demand deposits	1,133,756	1,133,756	1,069,870	1,058,553	1,046,660	1,040,763	1,040,763	1,056,905	1,077,659	1,060,545	1,064,684	1,124,081	976,557
Interest bearing deposits	4,751,523	4,751,523	4,679,283	4,708,103	4,461,722	4,544,991	4,544,991	4,601,379	4,707,504	4,661,017	4,714,177	5,043,135	4,171,275

Total deposits	5,885,279	5,885,279	5,749,153	5,766,656	5,508,382	5,585,754	5,585,754	5,658,284	5,785,163	5,721,562	5,778,861	6,167,216	5,147,832

First Midwest Bancorp, Inc.

Selected Unaudited Financial Information

(Amounts in thousands, except per share data)

	2009					2008					2007	2006	2005
	Dec. 31/ YTD	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter	Dec. 31/ YTD	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter	Dec. 31/ YTD	Dec. 31/ YTD	Dec. 31/ YTD
Fed funds purchased and repurchase agreements	238,390	238,390	265,917	566,794	685,016	737,598	737,598	928,966	676,571	569,662	665,164	612,608	746,057
Other borrowed funds	452,786	452,786	450,382	225,382	850,736	960,736	960,736	625,737	813,337	844,064	599,064	569,660	548,475
Subordinated debt	137,735	137,735	157,717	232,342	232,375	232,409	232,409	232,442	232,476	232,509	230,082	228,674	130,092
Stockholders’ equity	941,521	941,521	983,579	892,053	903,612	908,279	908,279	718,909	724,034	737,927	723,975	751,014	544,068
Stockholders’ equity, excluding OCI	960,187	960,187	999,796	941,535	941,082	926,321	926,321	770,716	759,983	747,260	735,702	766,302	552,352
Stockholders’ equity, common	748,521	748,521	790,579	699,053	710,612	715,949	715,949	718,909	724,034	737,927	723,975	751,014	544,068
Stockholders’ equity, common excluding OCI	767,187	767,187	806,796	748,535	748,082	733,991	733,991	770,716	759,983	747,260	735,702	766,302	552,352
Stockholders’ equity, preferred	193,000	193,000	193,000	193,000	193,000	192,330	192,330	—	—	—	—	—	—
Average Balance Sheet
Total assets	$8,064,109	$7,764,163	$7,877,055	$8,195,690	$8,428,879	$8,225,440	$8,365,535	$8,275,818	$8,187,594	$8,070,724	$8,091,333	$8,255,764	$7,042,670
Securities—HTM taxable	8,520	11,625	7,396	7,454	7,571	7,670	7,575	7,647	7,701	7,756	9,450	9,848	10,644
Securities—HTM tax-exempt	77,464	77,834	77,470	79,129	75,398	84,718	78,089	82,213	90,682	87,991	88,099	91,046	52,611
Securities—AFS taxable	890,848	652,354	711,552	990,358	1,217,308	1,171,264	1,195,909	1,192,899	1,162,348	1,133,390	1,268,389	1,456,220	1,535,395
Securities—AFS tax-exempt	770,380	660,076	721,872	810,485	892,169	936,933	917,418	931,565	943,278	955,745	906,905	998,727	643,422
FHLB and FRB stock	55,081	56,013	54,768	54,768	54,768	54,767	54,767	54,767	54,767	54,767	54,774	59,056	52,578
Total loans	5,348,979	5,304,690	5,346,769	5,366,393	5,378,905	5,149,879	5,275,981	5,205,188	5,097,586	5,018,767	4,943,479	4,869,360	4,214,750
Covered loans	28,049	111,281	—	—	—	—	—	—	—	—	—	—	—
Other earning assets	102,801	52,324	210,667	129,716	16,921	35,310	58,231	24,868	37,327	20,676	30,507	10,892	7,917

Total earning assets	7,282,122	6,926,197	7,130,494	7,438,303	7,643,040	7,440,541	7,587,970	7,499,147	7,393,689	7,279,092	7,301,603	7,495,149	6,517,317
Deposits:
Demand deposits	1,061,208	1,115,096	1,056,188	1,044,033	1,028,617	1,043,972	1,043,596	1,053,530	1,053,339	1,025,320	1,055,251	1,052,413	931,711
Savings deposits	751,386	744,876	749,995	762,375	748,350	792,524	748,065	784,646	823,196	814,764	754,009	653,321	615,324
NOW accounts	984,529	953,772	1,062,708	1,026,432	893,687	935,429	923,643	983,364	953,808	880,505	900,956	924,539	893,706
Money market deposits	937,766	1,079,943	995,132	903,728	768,202	787,218	737,658	770,967	818,815	822,154	859,864	867,775	672,411

Core transactional deposits	3,734,889	3,893,687	3,864,023	3,736,568	3,438,856	3,559,143	3,452,962	3,592,507	3,649,158	3,542,743	3,570,080	3,498,048	3,113,152

First Midwest Bancorp, Inc.

Selected Unaudited Financial Information

(Amounts in thousands, except per share data)

	2009					2008					2007	2006	2005
	Dec. 31/ YTD	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter	Dec. 31/ YTD	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter	Dec. 31/ YTD	Dec. 31/ YTD	Dec. 31/ YTD
Time deposits > $100,000	703,487	677,171	697,421	741,356	698,301	802,500	738,486	839,495	830,166	802,149	827,907	746,036	604,270
Time deposits < $100,000	1,297,720	1,331,556	1,241,024	1,247,992	1,371,370	1,369,879	1,444,120	1,330,535	1,331,445	1,373,034	1,491,995	1,683,866	1,361,440

Total time deposits	2,001,207	2,008,727	1,938,445	1,989,348	2,069,671	2,172,379	2,182,606	2,170,030	2,161,611	2,175,183	2,319,902	2,429,902	1,965,710

Total deposits	5,736,096	5,902,414	5,802,468	5,725,916	5,508,527	5,731,522	5,635,568	5,762,537	5,810,769	5,717,926	5,889,982	5,927,950	5,078,862
FFP, repos, other borrowed funds	1,118,792	661,976	870,397	1,261,949	1,694,928	1,438,908	1,638,037	1,476,403	1,331,195	1,307,398	1,131,700	1,339,826	1,235,205
Subordinated debt	208,621	143,816	226,693	232,358	232,391	231,961	232,425	232,458	232,492	230,458	227,756	206,449	130,377

Total funding sources	7,063,509	6,708,206	6,899,558	7,220,223	7,435,846	7,402,391	7,506,030	7,471,398	7,374,456	7,255,782	7,249,438	7,474,225	6,444,444
Stockholders’ equity	927,673	983,595	905,347	907,421	913,809	764,731	845,755	735,022	745,128	732,458	750,111	695,020	538,515
Stockholders’ equity, common	734,673	790,595	712,347	714,421	720,809	750,497	789,128	735,022	745,128	732,458	750,111	695,020	538,515
Stockholders’ equity, preferred	193,000	193,000	193,000	193,000	193,000	14,234	56,627	—	—	—	—	—	—
Income Statement
Interest income	$341,751	$82,370	$82,762	$85,139	$91,480	$409,207	$97,933	$101,486	$101,313	$108,475	$476,961	$476,409	$366,700
Interest expense	90,219	16,429	21,781	24,748	27,261	162,610	32,920	38,728	40,987	49,975	236,832	224,550	130,850

Net interest income	251,532	65,941	60,981	60,391	64,219	246,597	65,013	62,758	60,326	58,500	240,129	251,859	235,850
Loan loss provision	215,672	93,000	38,000	36,262	48,410	70,254	42,385	13,029	5,780	9,060	7,233	10,229	8,930
Service charges on deposit accounts	38,754	9,977	10,046	9,687	9,044	44,987	11,206	11,974	11,385	10,422	45,015	40,036	30,199
Trust and investment management fees	14,059	3,704	3,555	3,471	3,329	15,130	3,420	3,818	3,945	3,947	15,701	14,269	12,593
Other service charges, commissions, and fees	16,529	4,280	4,222	4,021	4,006	18,846	4,554	4,834	4,456	5,002	22,183	20,135	17,572
Card-based fees	15,826	4,000	4,023	4,048	3,755	16,143	3,868	4,141	4,236	3,898	15,925	13,777	10,207

Subotal, total fee-based revenue	85,168	21,961	21,846	21,227	20,134	95,106	23,048	24,767	24,022	23,269	98,824	88,217	70,571
Bank owned life insurance income	2,263	281	282	1,159	541	(2,369)	(8,858)	1,882	2,145	2,462	8,033	7,616	5,163
Security (losses) gains, net	2,110	(5,772)	(6,975)	6,635	8,222	(35,611)	(34,215)	(1,746)	(4,618)	4,968	(50,801)	4,269	(3,315)
Gain on FDIC-assisted transaction	13,071	13,071	—	—	—	—	—	—	—	—	—	—	—
Gains on early extinguishment of debt	15,258	1,267	13,991	—	—	—	—	—	—	—	—	—	—
Other income	5,132	939	1,946	2,373	(126)	(3,119)	(2,104)	(1,209)	874	(680)	4,197	3,181	2,193

Total noninterest income	123,002	31,747	31,090	31,394	28,771	54,007	(22,129)	23,694	22,423	30,019	60,253	103,283	74,612
Salaries and employee benefits	106,548	27,592	27,416	28,229	23,311	99,910	20,356	26,996	26,368	26,190	111,598	106,201	95,179
Occupancy and equipment expense	31,724	7,661	7,837	7,389	8,837	33,334	8,421	8,216	7,979	8,718	32,594	30,380	25,173
FDIC insurance	13,673	2,720	2,558	6,034	2,361	1,065	301	261	251	252	747	763	699
Other real estate expense, net	23,459	15,693	3,461	3,301	1,004	3,409	1,289	637	1,165	318	972	843	931
Other intangibles amortization	3,929	994	979	978	978	4,378	1,095	1,094	1,095	1,094	4,423	4,039	2,130
Acquisition and restructure charges	—	—	—	—	—	—	—	—	—	—	36	1,753	—
Other expenses	55,455	15,861	14,389	13,302	11,903	52,209	15,119	11,232	13,087	12,771	48,767	48,636	41,591

Total noninterest expense	234,788	70,521	56,640	59,233	48,394	194,305	46,581	48,436	49,945	49,343	199,137	192,615	165,703
Pre-tax earnings	(75,926)	(65,833)	(2,569)	(3,710)	(3,814)	36,045	(46,082)	24,987	27,024	30,116	94,012	152,298	135,829
Income taxes	(50,176)	(28,342)	(5,920)	(6,373)	(9,541)	(13,291)	(19,192)	796	27	5,078	13,853	35,052	34,452

Net income	$(25,750)	$(37,491)	$3,351	$2,663	$5,727	$49,336	$(26,890)	$24,191	$26,997	$25,038	$80,159	$117,246	$101,377

First Midwest Bancorp, Inc.

Selected Unaudited Financial Information

(Amounts in thousands, except per share data)

	2009					2008					2007	2006	2005
	Dec. 31/ YTD	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter	Dec. 31/ YTD	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter	Dec. 31/ YTD	Dec. 31/ YTD	Dec. 31/ YTD
Net income applicable to common shares	$(35,551)	$(39,542)	$773	$63	$3,155	$48,482	$(27,568)	$24,149	$26,922	$24,979	$80,094	$117,189	$101,377
Basic earnings per common share	$(0.71)	$(0.73)	$0.02	$0.00	$0.07	$1.00	$(0.57)	$0.50	$0.56	$0.52	$1.62	$2.39	$2.22
Diluted earnings per common share	$(0.71)	$(0.73)	$0.02	$0.00	$0.07	$1.00	$(0.57)	$0.50	$0.55	$0.51	$1.62	$2.37	$2.21
Weighted average shares outstanding	50,034	54,152	48,942	48,501	48,493	48,462	48,487	48,470	48,459	48,433	49,295	49,102	45,567
Weighted average diluted shares outstanding	50,034	54,152	48,942	48,501	48,493	48,515	48,508	48,499	48,519	48,537	49,586	49,463	45,893
Tax equivalent adjustment(1)	$19,658	$4,448	$4,691	$5,091	$5,428	$22,225	$5,496	$5,572	$5,603	$5,554	$20,906	$23,551	$16,080
Net interest income (FTE)(1)	$271,190	$70,389	$65,672	$65,482	$69,647	$268,822	$70,509	$68,330	$65,929	$64,054	$261,035	$275,410	$251,930
Common stock and related per common share data:
Book value	$13.66	$13.66	$14.43	$14.22	$14.61	$14.72	$14.72	$14.80	$14.90	$15.20	$14.94	$15.01	$11.99
Tangible book value	8.52	8.52	9.29	8.47	8.78	8.87	8.87	8.92	9.00	9.28	8.99	9.16	9.87
Dividends declared per share	0.040	0.010	0.010	0.010	0.010	1.155	0.225	0.310	0.310	0.310	1.195	1.120	1.015
Market price—period high	20.25	11.50	11.64	12.00	20.25	40.09	28.97	40.09	29.36	31.98	39.31	39.52	39.25
Market price—period low	5.94	9.09	6.19	5.94	5.96	13.56	13.65	13.56	18.65	24.38	29.67	32.62	31.25
Closing price at period end	$10.89	$10.89	$11.27	$7.31	$8.59	$19.97	$19.97	$24.24	$18.65	$27.77	$30.60	$38.68	$35.06
Closing price to book value	0.8	0.8	0.8	0.5	0.6	1.4	1.4	1.6	1.3	1.8	2.0	2.6	2.9
Period end shares outstanding	54,793	54,793	54,800	49,161	48,628	48,630	48,630	48,590	48,584	48,561	48,453	50,025	45,387
Period end treasury shares	12,176	12,176	12,169	12,165	12,698	12,696	12,696	12,736	12,742	12,765	12,873	11,301	11,540
Number of shares repurchased	—	—	—	—	—	5	—	—	1	4	1,767	23	857
Common dividends	$2,020	$492	$556	$486	$486	$56,206	$10,955	$15,088	$15,084	$15,079	$58,765	$56,033	$46,238
Preferred dividends	$9,650	$2,413	$2,412	$2,413	$2,412	$670	$670	$—	$—	$—	$—	$13,736	$—
Other Key Ratios/Data:
Return on average common equity(2)	-4.84%	-19.84%	0.43%	0.04%	1.78%	6.46%	-13.90%	13.07%	14.53%	13.72%	10.68%	16.86%	18.83%
Return on average assets(2)	-0.32%	-1.92%	0.17%	0.13%	0.28%	0.60%	-1.28%	1.16%	1.33%	1.25%	0.99%	1.42%	1.44%
Net interest margin(1)	3.72%	4.04%	3.66%	3.53%	3.67%	3.61%	3.71%	3.63%	3.58%	3.53%	3.58%	3.67%	3.87%
Yield on average earning assets(1)	4.96%	4.98%	4.88%	4.86%	5.12%	5.80%	5.43%	5.69%	5.81%	6.29%	6.82%	6.67%	5.87%
Cost of funds	1.50%	1.17%	1.48%	1.61%	1.73%	2.56%	2.03%	2.40%	2.61%	3.23%	3.82%	3.50%	2.37%
Efficiency ratio(1)	57.86%	58.48%	59.13%	61.45%	52.33%	53.49%	59.06%	50.30%	51.67%	54.02%	52.50%	50.53%	49.44%
Net noninterest expense ratio(2)	1.76%	2.42%	1.64%	1.69%	1.34%	1.27%	1.64%	1.11%	1.13%	1.21%	1.09%	1.13%	1.25%
Effective income tax rate	66.1%	43.1%	230.4%	171.8%	250.2%	-36.9%	41.6%	3.2%	0.1%	16.9%	14.7%	23.0%	25.4%
Full time equivalent employees—end of period	1,739	1,739	1,751	1,766	1,767	1,809	1,809	1,792	1,828	1,833	1,856	1,892	1,635
Number of bank offices	97	97	94	94	97	97	97	98	98	99	99	99	68
Number of automated teller machines	127	127	127	128	130	129	129	130	130	131	131	130	92
Parent Company Data:
Parent investment in subsidiaries—end of period	$908,836	$908,836	$947,040	$915,129	$921,904	$921,548	$921,548	$910,987	$897,482	$893,182	$861,841	$887,908	$604,112

First Midwest Bancorp, Inc.

Selected Unaudited Financial Information

(Amounts in thousands, except per share data)

	2009					2008					2007	2006	2005
	Dec. 31/ YTD	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter	Dec. 31/ YTD	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter	Dec. 31/ YTD	Dec. 31/ YTD	Dec. 31/ YTD
Risk-Based Capital Data:
Preferred stock	$190,233	$190,233	$190,076	$189,921	$189,768	$189,617	$189,617	$—	$—	$—	$—	$—	$—
Common stock	670	670	670	613	613	613	613	613	613	613	613	613	569
Accumulated paid in capital	252,322	252,322	251,423	193,623	211,325	210,698	210,698	207,503	206,113	206,011	207,851	205,044	60,760
Retained earnings	810,626	810,626	851,178	850,950	851,339	837,390	837,390	875,947	866,844	854,931	844,972	823,787	762,575
Treasury stock	(293,664)	(293,664)	(293,551)	(293,572)	(311,963)	(311,997)	(311,997)	(313,347)	(313,587)	(314,295)	(317,734)	(263,142)	(271,552)
Trust preferred securities	84,730	84,730	10,680	6,081	125,000	125,000	125,000	125,000	125,000	125,000	125,000	125,000	125,000
Minority interest	5	5	111	111	111	111	111	111	111	111	111	111	111
Unrealized loss on equity securities	—	—	—	(46)	(238)	(126)	(126)	(136)	(119)	(49)	(25)	—	(73)
Intangible assets	(281,479)	(281,479)	(281,614)	(282,592)	(283,570)	(284,548)	(284,548)	(285,643)	(286,737)	(287,141)	(288,235)	(292,658)	(95,997)

Tier 1 capital	$763,443	$763,443	$803,023	$784,008	$782,385	$766,758	$766,758	$610,048	$598,238	$585,181	$572,553	$598,755	$581,393
Tier 2 capital	129,572	129,572	149,073	179,709	182,844	182,675	182,675	169,727	166,018	164,690	161,708	162,266	56,393

Total capital	893,015	893,015	952,096	963,717	965,229	949,433	949,433	779,775	764,256	749,871	734,261	761,021	637,786
Risk-adjusted assets	$6,262,883	$6,262,883	$6,234,283	$6,335,010	$6,600,684	$6,609,359	$6,609,359	$6,475,903	$6,436,784	$6,448,210	$6,340,614	$6,259,983	$5,424,063
Tangible common equity	467,042	467,042	508,965	416,461	427,042	431,401	431,401	433,266	437,297	450,786	435,740	458,356	448,071
Tangible common equity excluding OCI	485,708	485,708	525,182	465,943	464,512	449,443	449,443	485,073	473,246	460,119	447,467	473,644	456,355
Adjusted average assets	7,496,478	7,496,478	7,636,913	7,945,014	8,151,469	8,146,655	8,146,655	8,040,248	7,912,959	7,796,065	7,671,104	8,207,822	7,125,911
Tier 1 capital / risk-based assets	12.19%	12.19%	12.88%	12.38%	11.85%	11.60%	11.60%	9.42%	9.29%	9.08%	9.03%	9.56%	10.72%
Tier 1 common capital / risk-based assets	7.76%	7.76%	8.43%	7.36%	7.04%	6.79%	6.79%	7.49%	7.35%	7.14%	7.06%	7.57%	8.41%
Total capital / risk-based assets	14.26%	14.26%	15.27%	15.21%	14.62%	14.36%	14.36%	12.04%	11.87%	11.63%	11.58%	12.16%	11.76%
Leverage ratio	10.18%	10.18%	10.52%	9.87%	9.60%	9.41%	9.41%	7.59%	7.56%	7.51%	7.46%	7.29%	8.16%
Tangible common equity ratio	6.29%	6.29%	6.88%	5.56%	5.36%	5.23%	5.23%	5.44%	5.45%	5.62%	5.58%	5.62%	6.30%
Tangible common equity ratio, excluding OCI	6.54%	6.54%	7.10%	6.23%	5.83%	5.45%	5.45%	6.09%	5.90%	5.73%	5.73%	5.81%	6.41%
Tangible common equity / risk-based assets	7.46%	7.46%	8.16%	6.57%	6.47%	6.53%	6.53%	6.69%	6.79%	6.99%	6.87%	7.32%	8.26%

First Midwest Bancorp, Inc.

Selected Unaudited Financial Information

(Amounts in thousands, except per share data)

	2009					2008					2007	2006	2005
	Dec. 31/ YTD	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter	Dec. 31/ YTD	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter	Dec. 31/ YTD	Dec. 31/ YTD	Dec. 31/ YTD
Asset Quality Performance Data:
Non-accrual loans:
Commercial	$28,193	$28,193	$45,134	$41,542	$33,245	$15,586	$15,586	$13,961	$5,222	$6,770	$9,128	$8,803	$9,092
Agricultural	2,673	2,673	2,384	452	12	12	12	12	12	12	362	18	—
Real estate—office, retail, and industrial	21,396	21,396	15,738	13,058	12,769	2,533	2,533	1,195	1,125	730	552	—	155
Real estate—residential construction	112,798	112,798	138,593	143,231	107,766	97,060	97,060	28,335	11,664	4,081	107	720	559
Real estate—multifamily	12,486	12,486	15,910	10,632	6,989	1,387	1,387	2,827	3,016	1,361	3,480	1,918	—
Real estate—other commercial	53,221	53,221	25,818	21,262	16,013	6,914	6,914	1,833	873	243	1,439	1,245	216
Real estate—1-4 family	5,819	5,819	4,975	1,034	1,756	857	857	795	671	909	583	1,413	548
Consumer	7,629	7,629	8,253	6,042	4,991	3,419	3,419	4,359	2,653	2,967	2,796	2,092	1,420

Total non-accrual loans	244,215	244,215	256,805	237,253	183,541	127,768	127,768	53,317	25,236	17,073	18,447	16,209	11,990
Loans past due 90 days and still accruing	4,079	4,079	5,960	26,071	73,929	36,999	36,999	37,316	37,510	33,479	21,149	12,810	8,958

Total non-accrual plus 90 days past dues	248,294	248,294	262,765	263,324	257,470	164,767	164,767	90,633	62,746	50,552	39,596	29,019	20,948
Restructured, accruing loans	30,553	30,553	26,718	18,877	1,063	7,344	7,344	3,731	2,061	1,942	7,391	—	—

Total non-performing loans	278,847	278,847	289,483	282,201	258,533	172,111	172,111	94,364	64,807	52,494	46,987	29,019	20,948
Other real estate owned	57,137	57,137	57,945	50,640	38,984	24,368	24,368	23,697	7,042	8,607	6,053	2,727	2,878
Loans past due 30-89 days and still accruing	37,912	37,912	44,346	38,128	54,311	116,206	116,206	104,769	185,186	116,431	100,820	88,568	50,414
Reserve for loan losses (RLL):
RLL	$144,808	$144,808	$134,269	$127,528	$116,001	$93,869	$93,869	$69,811	$66,104	$64,780	$61,800	$62,370	$56,393
Loan loss provision	215,672	93,000	38,000	36,262	48,410	70,254	42,385	13,029	5,780	9,060	7,233	10,229	8,930
Net charge-offs by category:
Commercial	55,004	23,320	12,585	7,006	12,093	13,026	5,601	1,899	2,338	3,188	4,925	5,792	4,193
Agricultural	180	180	—	—	—	38	—	(4)	42	—	10	(9)	—
Real estate—office, retail, and industrial	7,856	3,265	3,496	217	878	732	699	2	31	—	—	—	543
Real estate—residential construction	62,642	38,315	5,181	8,427	10,719	15,780	9,227	5,856	138	559	231	—	—
Real estate—multifamily	3,483	2,325	29	1,086	43	1,796	164	(40)	830	842	490	1,050	—
Real estate—other commercial	21,517	11,851	6,400	3,197	69	1,248	397	62	116	673	(34)	344	624
Real estate—1-4 family	930	168	216	326	220	576	57	239	104	176	145	138	96
Consumer	13,121	3,037	3,352	4,476	2,256	4,989	2,182	1,308	857	642	2,036	2,872	3,799

Total net charge-offs	164,733	82,461	31,259	24,735	26,278	38,185	18,327	9,322	4,456	6,080	7,803	10,187	9,255
Asset Quality ratios:
Non-accrual loans / loans	4.69%	4.69%	4.84%	4.44%	3.41%	2.38%	2.38%	1.02%	0.49%	0.34%	0.37%	0.32%	0.28%
Non-accrual + 90-day past due loans / loans	4.77%	4.77%	4.95%	4.93%	4.78%	3.07%	3.07%	1.74%	1.21%	1.00%	0.80%	0.58%	0.49%
Non-performing loans / loans	5.36%	5.36%	5.46%	5.28%	4.80%	3.21%	3.21%	1.81%	1.25%	1.04%	0.95%	0.58%	0.49%
Non-accrual loans / total assets	3.17%	3.17%	3.34%	3.05%	2.22%	1.50%	1.50%	0.65%	0.30%	0.21%	0.23%	0.19%	0.17%
Loan loss ratios:
RLL / loans	2.78%	2.78%	2.53%	2.39%	2.15%	1.75%	1.75%	1.34%	1.28%	1.28%	1.25%	1.25%	1.31%
RLL / non-accrual loans	59.30%	59.30%	52.28%	53.75%	63.20%	73.47%	73.47%	130.94%	261.94%	379.43%	335.01%	384.79%	470.33%
RLL / non-accrual + 90-day past due loans	58.32%	58.32%	51.10%	48.43%	45.05%	56.97%	56.97%	77.03%	105.35%	128.15%	156.08%	214.93%	269.20%
RLL / non-performing loans	51.93%	51.93%	46.38%	45.19%	44.87%	54.54%	54.54%	73.98%	102.00%	123.40%	131.53%	214.93%	269.20%
Net charge-offs to average net loans	3.08%	6.17%	2.32%	1.85%	1.98%	0.74%	1.38%	0.71%	0.35%	0.49%	0.16%	0.21%	0.22%

Footnotes:

(1)	Tax equivalent basis reflects federal and state tax benefits.
(2)	Annualized based on the number of days outstanding for each period presented.

USE OF PROCEEDS

We expect to receive net proceeds from the sale of              shares of our common stock in this offering of approximately $                , after deducting the underwriting discount and estimated offering expenses payable by us. If the underwriters’ option to purchase additional shares is exercised in full, we expect that the aggregate net proceeds will be approximately $                .

We intend to use the net proceeds of this offering for general corporate purposes.

CAPITALIZATION

The following table sets forth our total liabilities and capitalization at December 31, 2009, on an actual basis and as adjusted to give effect to the sale of the                      shares of common stock offered hereby. No other change in our consolidated capitalization since December 31, 2009 is reflected in the table. The table does not give effect to the exercise of the underwriters’ option to purchase additional shares. This table should be read together with our consolidated financial statements and related notes incorporated by reference into this prospectus supplement and the accompanying prospectus.

	December 31, 2009
	Actual	Adjustments	As Adjusted
	(dollars in thousands)
Deposits and debt
Deposits	$5,885,279	$—		$5,885,279
Subordinated debt	137,735	—		137,735
Other borrowed funds	691,176	—		691,176

Total deposits and debt	$6,714,190			$6,714,190

Stockholders’ equity
Preferred stock, no par value; authorized 1,000,000 shares; 193,000 issued shares	$190,233	—		$190,233
Common stock, $0.01 par value; authorized 100,000,000 shares; 66,969,000 issued shares	670
Additional paid-in capital	252,322
Retained earnings	810,626	—		810,626
Treasury stock, at cost	(293,664)	—		(293,664)
Accumulated other comprehensive (loss)	(18,666)	—		(18,666)

Total stockholders’ equity	941,521

Total capitalization	$7,655,711		$

MARKET PRICE, DIVIDEND AND DISTRIBUTION INFORMATION

Our common stock is currently listed on NASDAQ under the symbol “FMBI”. As of December 31, 2009, we had approximately 54.9 million shares of common stock outstanding. As of December 31, 2009, there were approximately 2,273 holders of record of our common stock. The following table sets forth, for the periods indicated, the high and low intraday sales prices per share of common stock as reported on Bloomberg and the cash dividends declared per share of common stock.

	Share Prices		Cash Dividends Declared per Share
	Low	High
2010
First Quarter (through January 11, 2010)	$10.51	$11.66	$—

2009
Fourth Quarter ended December 31, 2009	$9.09	$11.50	$0.010
Third Quarter ended September 30, 2009	6.19	11.64	0.010
Second Quarter ended June 30, 2009	5.96	12.00	0.010
First Quarter ended March 31, 2009	5.96	20.25	0.010

2008
Fourth Quarter ended December 31, 2008	$13.65	$28.97	$0.225
Third Quarter ended September 30, 2008	13.56	40.09	0.310
Second Quarter ended June 30, 2008	18.65	29.36	0.310
First Quarter ended March 31, 2008	24.38	31.98	0.310

On January 11, 2010, the last reported sales price of our common stock on NASDAQ was $11.09 per share.

On March 16, 2009, our board of directors announced a reduction in our quarterly common stock dividend from $0.225 per share to $0.01 per share. We do not have plans to increase our dividend in the near future and any increase may be subject to regulatory approval. We have not established a minimum dividend payment level. We may not pay dividends on our common stock unless we have fully paid all required dividends on the CPP Preferred Stock. See the related risk factors starting on pages S-4 and S-6 of this prospectus supplement. All dividends will be made at the discretion of our board of directors and will depend upon our earnings, financial condition and such other factors as our board of directors may deem relevant from time to time. Our board of directors may further reduce or eliminate dividends or change its dividend policy in the future. In addition, federal and state regulatory agencies have the authority to prevent us from paying a dividend to our stockholders.

Dividends from the Bank are our primary source of funds for the payment of dividends to our stockholders, and there are various legal and regulatory limits on the extent to which the Bank may pay dividends or otherwise supply funds to us. At December 31, 2009, approximately $43.9 million of the retained earnings of the Bank were available to pay dividends to us without regulatory approval.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES FOR

NON-U.S. HOLDERS OF OUR COMMON STOCK

This section summarizes certain United States federal income and estate tax consequences of the ownership and disposition of common stock by a non-U.S. holder. You are a non-U.S. holder if you are, for United States federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation, or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from common stock.

This section does not consider the specific facts and circumstances that may be relevant to a particular non-U.S. holder and does not address the treatment of a non-U.S. holder under the laws of any state, local or foreign taxing jurisdiction. This section is based on the tax laws of the United States, including the Internal Revenue Code of 1986, as amended, existing and proposed regulations, and administrative and judicial interpretations, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the common stock, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the common stock should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the common stock.

You should consult a tax advisor regarding the United States federal tax consequences of acquiring, holding and disposing of common stock in your particular circumstances, as well as any tax consequences that may arise under the laws of any state, local or foreign taxing jurisdiction.

Dividends

Except as described below, if you are a non-U.S. holder of common stock, dividends paid to you are subject to withholding of United States federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Even if you are eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to you, unless you have furnished to us or another payor:

•

a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, your status as (or, in the case of a non-U.S. holder that is an estate or trust, such forms certifying the status of each beneficiary of the estate or trust as) a non-United States person and your entitlement to the lower treaty rate with respect to such payments, or

•

in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

If you are eligible for a reduced rate of United States withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the United States Internal Revenue Service.

If dividends paid to you are “effectively connected” with your conduct of a trade or business within the United States, and, if required by a tax treaty, the dividends are attributable to a permanent establishment that you maintain in the United States, we and other payors generally are not required to withhold tax from the dividends, provided that you have furnished to us or another payor a valid Internal Revenue Service Form W-8ECI or an acceptable substitute form upon which you represent, under penalties of perjury, that:

•	you are a non-United States person, and

•	the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income.

“Effectively connected” dividends are taxed at rates applicable to United States citizens, resident aliens and domestic United States corporations.

If you are a corporate non-U.S. holder, “effectively connected” dividends that you receive may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Gain on Disposition of Common Stock

If you are a non-U.S. holder, you generally will not be subject to United States federal income tax on gain that you recognize on a disposition of common stock unless:

•

the gain is “effectively connected” with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis,

•	you are an individual, you hold the common stock as a capital asset, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist, or

•

we are or have been a United States real property holding corporation for federal income tax purposes and you held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of the common stock and you are not eligible for any treaty exemption.

If you are a corporate non-U.S. holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

We have not been, are not and do not anticipate becoming a United States real property holding corporation for United States federal income tax purposes.

Federal Estate Taxes

Common stock held by a non-U.S. holder at the time of death will be included in the holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

If you are a non-U.S. holder, we and other payors are required to report payments of dividends on IRS Form 1042-S even if the payments are exempt from withholding. You are otherwise generally exempt from backup withholding and information reporting requirements with respect to:

•	dividend payments, and

•	the payment of the proceeds from the sale of common stock effected at a United States office of a broker,

as long as the income associated with such payments is otherwise exempt from United States federal income tax, and:

•	the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

•	a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, or

•	other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury regulations, or

•	you otherwise establish an exemption.

Payment of the proceeds from the sale of common stock effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of common stock that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of common stock will be subject to information reporting if it is effected at a foreign office of a broker that is:

•	a United States person,

•	a controlled foreign corporation for United States tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the Internal Revenue Service.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement with respect to the shares of our common stock being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Keefe, Bruyette & Woods, Inc. and Sandler O’Neill & Partners, L.P. are the representatives of the underwriters.

Underwriters	Number of Shares
Goldman, Sachs & Co.
Keefe, Bruyette & Woods, Inc.
Sandler O’Neill & Partners, L.P.

Total

The underwriters are committed to take and pay for all of the shares of our common stock being offered, if any are taken, other than the shares of our common stock covered by the option described below unless and until this option is exercised.

If the underwriters sell more shares of our common stock than the total number set forth in the table above, the underwriters have an option to buy up to an additional             shares from us. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase              additional shares of our common stock.

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $              per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We and our directors and executive officers have agreed that, during the period beginning on the date hereof and continuing until the date 90 days after the date of this prospectus supplement, and subject to limited exceptions, neither we nor they will, without the prior consent of Goldman, Sachs & Co., offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of (or enter into any agreement to offer, pledge, sell or otherwise dispose of), directly or indirectly, any shares of our common stock, or any options, or warrants to purchase any shares of our common stock or any securities substantially similar to our common stock or any securities convertible into, or exchangeable for, or that represent the right to receive, shares of our common stock or substantially similar securities, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock or substantially similar securities.

With respect to us, the foregoing paragraph shall not apply to (i) issuances of shares of our common stock pursuant to employee or director benefit plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date hereof, (ii) the issuance of the common stock in this offering and (iii) the issuance of common stock in connection with one or more acquisitions of businesses (not to exceed     % of the number of shares of common stock outstanding on the date hereof).

With respect to our directors and executive officers, the second foregoing paragraph shall not apply to (i) transfers of our common stock as a bona fide gift or gifts, provided that each donee thereof agrees to be bound in writing by the restrictions as described herein, (ii) transfers of our common stock to any trust for the direct or indirect benefit of such director or executive officer or the immediate family of such director or executive officer, provided that the trustee of the trust agrees to be bound in writing by the restrictions as described herein, and provided, further, that any such transfer shall not involve a disposition for value, (iii) transfers of our common stock to us under the terms of any equity compensation plan, including to satisfy any tax liability or fund any option exercise price, or (iv) transfers of our common stock to an entity of which the transferring director or executive officer is beneficial owner so long as the transferring director or executive officer retains investment control over the transferred shares.

At our request, the underwriters have reserved up to 1% of the shares being offered, at the initial price to the public, through a directed share program to certain of our officers and directors. There can be no assurance that any of the reserved shares will be so purchased. The number of shares available for sale to the general public in this offering will be reduced to the extent that the reserved shares are purchased in the directed share program. Any reserved shares not purchased through the directed share program will be offered to the general public on the same basis as the other shares offered hereby.

In connection with the offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of our common stock from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares of our common stock to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares of our common stock pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for, or purchases of, our common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares of our common stock sold by, or for the account of, such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NASDAQ, in the over-the-counter market or otherwise.

The Company may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with those derivatives, the third parties may sell securities covered by this prospectus, including in short sale transactions. If so, the third party may use securities pledged by the Company or borrowed from the Company or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from the Company in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter or will be identified in a post-effective amendment.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares of our common stock to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares of our common stock to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of notes and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any shares, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

We estimate that our total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $                    .

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of the Company.

VALIDITY OF SECURITIES

The validity of the common stock offered hereby is being passed upon for us by Sullivan & Cromwell LLP, New York, New York, and for the underwriters by McDermott Will & Emery LLP, Chicago, Illinois.

EXPERTS

Ernst & Young LLP, an independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008 as set forth in their report, which is incorporated by reference in this prospectus supplement and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

PROSPECTUS

Common Stock

Preferred Stock

Warrants

Debt Securities

Depositary Shares

Stock Purchase Contracts

Stock Purchase Units

Units

First Midwest Bancorp, Inc. from time to time may offer and sell, in one or more offerings, any combination of the securities listed above. The debt securities, warrants, purchase contracts and preferred stock may be convertible into or exercisable or exchangeable for common or preferred stock or other securities of First Midwest Bancorp, Inc. or debt or equity securities of one or more other entities. The preferred stock may be represented by depositary shares. The units may consist of any combination of the above securities or debt or equity securities of other entities. First Midwest Bancorp, Inc. may offer and sell these securities in amounts, at prices and on terms determined at the time of the offering. In addition, selling security holders to be named in a prospectus supplement may offer and sell First Midwest Bancorp, Inc. securities from time to time in such amounts and with such discounts and commissions as set forth in a prospectus supplement. Unless otherwise set forth in the applicable prospectus supplement, First Midwest Bancorp, Inc. will not receive any proceeds from the sale of securities by any selling security holders.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in the applicable prospectus supplement. A prospectus supplement may modify or supersede information contained in this prospectus. You should read this prospectus together with the documents incorporated by reference and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement. This prospectus may not be used to consummate sales of securities unless accompanied by one or more prospectus supplements describing the method and terms of the applicable offering. References herein to “prospectus supplement” are deemed to refer to any pricing supplement or free writing prospectus describing the specific pricing or other terms of the applicable offering that we prepare and distribute.

First Midwest Bancorp, Inc. may sell the securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The names of any underwriters will be stated in the applicable prospectus supplement. First Midwest Bancorp, Inc. may also sell securities directly to investors. If appropriate, discussion of certain risks that you should consider in connection with an investment in the securities will be included or incorporated by reference in a prospectus supplement.

The common stock of First Midwest Bancorp, Inc. trades on the Nasdaq Global Select Market under the trading symbol “FMBI”. Any common stock that is sold pursuant to any prospectus supplement will be listed for quotation on the Nasdaq Global Select Market upon official notice of issuance. Unless otherwise indicated in the applicable prospectus supplement, the other securities offered hereby will not be listed on a national securities exchange.

This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

These securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

These securities involve investment risks, including possible loss of principal. Please read carefully the section entitled “Risk Factors” beginning on page 3 of this prospectus.

Neither the U.S. Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated February 27, 2009.

You should rely only on the information contained in this prospectus and the accompanying prospectus supplement, including the information incorporated by reference as described under “Where You Can Find More Information”. First Midwest Bancorp, Inc. has not authorized anyone to provide you with different information. If you receive any other information, you should not rely on it. You should not assume that the information in this prospectus or any prospectus supplement is truthful or complete at any date other than the date appearing on the cover page of those documents.

RISK FACTORS

You should carefully consider the specific risks set forth under the caption “Risk Factors” in our periodic reports referred to in “Documents Incorporated by Reference” below and, if included in a prospectus supplement, under the caption “Risk Factors” in the applicable prospectus supplement.

ABOUT THIS PROSPECTUS

All references in this prospectus to “First Midwest,” “Company,” “we,” “our,” and “us” refer to First Midwest Bancorp, Inc. and its consolidated subsidiaries unless the context otherwise requires.

This prospectus is part of a registration statement that First Midwest filed with the United States Securities and Exchange Commission or “SEC”, using a “shelf” registration process. Under this shelf registration process, First Midwest and certain holders of its securities may sell the securities described in this prospectus in one or more offerings. Each time securities are sold under this shelf registration, First Midwest will provide a prospectus supplement that will contain specific information about the terms of the offering. The prospectus supplement may also modify or supersede the information contained in this prospectus. You should read this prospectus together with the documents incorporated by reference and the applicable prospectus supplement with the additional information referred to below under “Where You Can Find More Information.”

First Midwest has filed a registration statement on Form S-3 with the SEC relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of First Midwest Bancorp, Inc., please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the applicable contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

WHERE YOU CAN FIND MORE INFORMATION

First Midwest Bancorp, Inc. is required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by First Midwest at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. First Midwest’s filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov. You can also find information about First Midwest by visiting First Midwest’s web site at www.firstmidwest.com. Information contained in these web sites does not constitute part of this prospectus.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC’s rules allow First Midwest to “incorporate by reference” information into this prospectus. This means that First Midwest can disclose important information to you by referring you to any of the SEC filings referenced in the list below. Any information referred to in this way in this prospectus or the applicable prospectus supplement is considered part of this prospectus. Any reports filed by First Midwest with the SEC after the date of this prospectus and before the date that the offering of securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained or incorporated by reference in this prospectus or the applicable prospectus supplement.

First Midwest Bancorp, Inc. incorporates by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules). The SEC file number for these documents is 0-10967.

•	Annual Report on Form 10-K, filed by First Midwest Bancorp, Inc. on February 27, 2009, for the fiscal year ended December 31, 2008.

•

The description of the common stock of First Midwest Bancorp, Inc. set forth in the Registration Statement on Form 8-A dated March 7, 1983, and any amendment or report filed for the purpose of updating this description.

•

The description of the preferred share purchase rights of First Midwest Bancorp, Inc. set forth in Amendment No. 1 to the Registration Statement on Form 8-A dated November 21, 1995, Amendment No. 2 to the Registration Statement on Form 8-A dated June 30, 1997, Amendment No. 3 to the Registration Statement on Form 8-A dated November 17, 2005 and Amendment No. 4 to the Registration Statement on Form 8-A dated December 9, 2008, and any amendment or report filed for the purpose of updating this description.

•

All documents filed by First Midwest Bancorp, Inc. under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) on or after the date of this prospectus and before the termination of the offering of securities under this prospectus.

Any statement contained in a document incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that any statement contained in this prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus or any prospectus supplement modifies or supersedes this statement. Any statement modified or superseded in this way will not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any prospectus supplement. The information incorporated by reference contains information about us and our financial condition and performance and is an important part of this prospectus.

First Midwest will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from Investor Relations, One Pierce Place, Suite 1500, Itasca, Illinois 60143, telephone (630) 875-7450.

SPECIAL NOTE ON FORWARD-LOOKING INFORMATION

This prospectus and the documents incorporated by reference herein may contain, and from time to time our management may make, certain statements that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not historical facts, but instead represent only management’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside our control. Although we believe the expectations reflected in any forward-looking statements are reasonable, it is possible that our actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in such statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” and the negative of these terms and other comparable terminology within the meaning of the Private Securities Litigation Reform Act of 1995. We caution you not to place undue reliance on forward-looking statements, which speak only as of the date of this prospectus or the relevant report, as applicable.

Forward-looking statements are subject to known and unknown risks, uncertainties, and assumptions and may include projections relating to our future financial performance including our growth strategies and anticipated trends in our business. For a detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements, you should refer to our Annual Report on Form 10-K for the year ended December 31, 2008, including the sections entitled “Risk Factors” in Part I Item 1A of that report and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II Item 7, as well as our subsequent periodic and current reports filed with the SEC. These risks and uncertainties are not exhaustive however. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We are under no duty to update any of these forward-looking statements after the date of this prospectus or the relevant report to conform our prior statements to actual results or revised expectations, and we do not intend to do so.

FIRST MIDWEST BANCORP, INC.

First Midwest Bancorp, Inc. is a bank holding company headquartered in the Chicago suburb of Itasca, Illinois with operations throughout the greater Chicago metropolitan area as well as central and western Illinois and northwest Indiana. Our principal subsidiary is First Midwest Bank (the “Bank”), which provides a broad range of commercial and retail banking services to consumer, commercial and industrial, and public or governmental customers. We are committed to meeting the financial needs of the people and businesses in the communities where we live and work by providing customized banking solutions, quality products, and innovative services that truly fulfill those financial needs.

We have responsibility for the overall conduct, direction, and performance of the Bank. We provide various services, establish group-wide policies and procedures, and provide other resources as needed, including capital. At December 31, 2008, the Bank had $8.5 billion in total assets, $5.8 billion in total deposits, and 98 banking offices primarily in suburban metropolitan Chicago. We employed 1,809 full-time equivalent employees at December 31, 2008. The Bank offers a broad range of lending, depository, and related financial services, including accepting deposits; commercial and industrial, consumer, and real estate lending; collections; trust and investment management services; cash management services; safe deposit box operations; and other banking services tailored for consumer, commercial and industrial, and public or governmental customers. The Bank also provides an electronic banking center on the Internet which enables Bank customers to perform banking transactions and provides information about Bank products and services to the general public.

USE OF PROCEEDS

Unless we inform you otherwise in a prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes, including working capital, acquisitions, capital expenditures and the repayment of indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our consolidated ratio of earnings to fixed charges and our consolidated ratio of earnings to combined fixed charges and preferred stock dividends on a historical basis for the periods indicated. First Midwest did not have any preferred securities outstanding prior to December 5, 2008.

	For the Years Ended December 31,
	2008	2007	2006	2005	2004
Earnings to Fixed Charges: (1)
Excluding interest on Deposits	1.68	2.31	2.97	4.02	5.44
Including interest on Deposits	1.22	1.40	1.68	2.03	2.51
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends (1)
Excluding interest on Deposits	1.66	2.31	2.97	4.02	5.44
Including interest on Deposits	1.22	1.40	1.68	2.03	2.51

(1)	For the purpose of computing these ratios, “earnings” represent net income plus fixed charges and the provision for income taxes, and “fixed charges” consist of interest on outstanding debt plus one-third (the proportion deemed representative of the interest factor) of operating lease expense. The term “preferred stock dividends” is the amount of pre-tax earnings that is required to pay dividends on First Midwest’s outstanding preferred stock.

DESCRIPTION OF SECURITIES WE MAY OFFER

This prospectus contains summary descriptions of the common stock, preferred stock, warrants, debt securities, depositary shares, stock purchase contracts, stock purchase units and units that First Midwest may offer and sell from time to time. When one or more of these securities are offered in the future, a prospectus supplement will explain the particular terms of the securities and the extent to which these general provisions may apply. These summary descriptions and any summary descriptions in the applicable prospectus supplement do not purport to be complete descriptions of the terms and conditions of each security and are qualified in their entirety by reference to First Midwest’s Restated Certificate of Incorporation and Restated By-laws (“By-Laws”), the Delaware General Corporation Law and any other documents referenced in such summary descriptions and from which such summary descriptions are derived. If any particular terms of a security described in the applicable prospectus supplement differ from any of the terms described herein, then the terms described herein will be deemed superseded by the terms set forth in that prospectus supplement.

We may issue securities in book-entry form through one or more depositaries, such as The Depository Trust Company, Euroclear or Clearstream, named in the applicable prospectus supplement. Each sale of a security in book-entry form will settle in immediately available funds through the applicable depositary, unless otherwise stated. We will issue the securities only in registered form, without coupons, although we may issue the securities in bearer form if so specified in the applicable prospectus supplement. If any securities are to be listed or quoted on a securities exchange or quotation system, the applicable prospectus supplement will say so.

DESCRIPTION OF CAPITAL STOCK

Common Stock

We may issue common stock from time to time. We have 100,000,000 shares of common stock, $0.01 par value per share, authorized for issuance under our Restated Certificate of Incorporation. As of February 1, 2009, there were approximately 48,711,000 shares of our common stock issued and outstanding. The following description briefly summarizes our common stock. The following summary description and any summary description of the common stock in the applicable prospectus supplement do not purport to be complete and are qualified in their entirety by reference to our Restated Certificate of Incorporation and By-Laws and the Delaware General Corporation Law. Our Restated Certificate of Incorporation and By-Laws are on file with the SEC and are exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information” for information on how to obtain copies.

Terms: The holders of our common stock are entitled to one vote for each share on all matters voted on by stockholders, including elections of directors. Except as otherwise required by law or provided in any resolution adopted by the board of directors with respect to any series of preferred stock, the holders of common stock possess all voting power. Our Restated Certificate of Incorporation does not provide for cumulative voting in the election of directors.

Dividends. Subject to the rights of any series of preferred stock authorized by the board of directors as provided by our Restated Certificate of Incorporation, the holders of our common stock are entitled to dividends as and when declared by the board out of funds legally available for the payment of dividends. In addition, prior to the earlier of December 6, 2011 and the date on which the Series B Preferred Stock (see description below) has been redeemed in full or transferred by the United States Department of the Treasury, we must obtain the consent of the Treasury to declare or pay dividends on our common stock in an amount greater than $0.31 per share.

Liquidation. In the event of our liquidation or dissolution, subject to the rights of any outstanding series of preferred stock, the holders of our common stock are entitled to share in all assets remaining for distribution to common shareholders according to their interests.

Preemptive Rights: The holders of our common stock have no preemptive rights and no right to convert their stock into any other securities.

Redemption and Sinking Fund: There are no redemption or sinking fund provisions applicable to our common stock. The holders of our common stock will have no liability for further calls or assessments and will not be personally liable for the payment of our debts except as they may be liable by reason of their own conduct or acts.

Listing and Transfer Agent: The Bank of New York Mellon serves as the registrar and transfer agent for our common stock. Our common stock trades on the Nasdaq Global Select Market under the trading symbol “FMBI.”

Purchase Rights: Each outstanding share of common stock has associated with it one preferred share purchase right which we refer to as a “Right”. Each Right entitles the registered holder to purchase from us one one-thousandth of a share of First Midwest Participating Preferred Stock at an exercise price of $150, subject to adjustment. The terms of the Rights were originally set forth in a Rights Agreement, dated February 15, 1989, between us and The First National Bank of Chicago, as rights agent. The terms of the Rights are currently set forth in an Amended and Restated Rights Agreement, dated November 15, 1995, between us and First Midwest Bank (formerly First Midwest Trust Company) as Rights Agent, as amended by the First Amendment to Amended and Restated Rights Agreement, dated June 18, 1997 between us and First Midwest Bank, the Second Amendment to Amended and Restated Rights Agreement, dated November 14, 2005 between us and First

Midwest Bank and the Third Amendment to Amended and Restated Rights Agreement, dated December 3, 2008 between us and First Midwest Bank. The following summary of certain terms of the Rights is qualified in its entirety by reference to the current Rights Agreement, as amended, which is on file with the SEC.

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The Rights will become exercisable only if a person or group of affiliated or associated persons has acquired beneficial ownership of, or has announced a tender offer for, 10% or more of the outstanding shares of our common stock.

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If a person or group of affiliated or associated persons has acquired beneficial ownership of, or has announced a tender offer for, the threshold percentage, each Right will entitle the registered holder, other than such person or group, to buy, at the then current exercise price of the Right, shares of common stock having a market value equal to twice the exercise price of the Right.

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If we are acquired in a merger or other business combination, each Right will entitle the registered holder, other than such person or group, to purchase, at the then current exercise price of the Right, securities of the surviving company having a market value equal to twice the exercise price of the Right. The Rights will expire on November 15, 2015, and we may redeem or exchange them at any time before they become exercisable.

•	Until the Rights become exercisable, they are evidenced by the common stock certificates and are transferred only with such certificates.

Preferred Stock

We have 1,000,000 shares of preferred stock, no par value, authorized for issuance under our Restated Certificate of Incorporation. Of such number of shares of preferred stock, our board of directors has designated 193,000 shares as “Fixed Rate Cumulative Perpetual Preferred Stock, Series B,” referred to in this prospectus as the Series B Preferred Stock, all of which shares of Series B Preferred Stock were issued to the United States Department of the Treasury in a transaction exempt from the registration requirements of the Securities Act of 1933. Our board of directors also has authorized and reserved 60,000 shares of Participating Preferred Stock, without par value, for issuance upon the exercise of the preferred share purchase rights described under “Description of Common Stock—Purchase Rights” above.

We may issue preferred stock from time to time in one or more series, without shareholder approval, when authorized by our board of directors. Subject to limitations prescribed by law, our board of directors is authorized to fix for any series of preferred stock the number of shares of such series and the voting powers (if any), designations and preferences, priorities, qualifications, privileges, limitations, restrictions, options, conversion rights, dividend features, retirement features, liquidation features, redemption features and any other special or relative rights that may be desired for any such series. The creation and issuance of any other series of preferred stock and the relative rights and preferences of any such series will be determined in the judgment of the board of directors.

For any series of preferred stock that we may issue, our board of directors will determine, and for any such series that may be offered pursuant to this prospectus, the prospectus supplement relating to such series will describe:

•	The number of shares constituting the series and the distinctive designation of the series;

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The dividend rate on the shares of the series, the conditions and dates upon which dividends thereon shall be payable, the extent, if any, to which dividends thereon shall be cumulative, and the relative rights of preference, if any, of payment of dividends thereon;

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Whether or not the shares of the series are redeemable and, if redeemable, including whether such shares shall be redeemable for cash, property or rights or any combination thereof and the times during which such shares shall be redeemable and the amount per share payable in case of redemption, which amount may, but need not, vary according to the time and circumstances of such action;

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The amount payable in respect of the shares of the series, in the event of any liquidation, dissolution or winding up of our affairs, which amount may, but need not, vary according to the time or circumstances of such action, and the relative rights of preference, if any, of payment of such amount;

•	Any requirement as to a sinking fund for the shares of the series, or any requirement as to the redemption, purchase or other retirement by us of the shares of the series;

•	The right, if any, to exchange or convert shares of the series into shares of any other series or class of our stock and the rate or basis, time, manner and condition of exchange or conversion;

•	The voting rights, if any, to which the holders of the shares of the series shall be entitled; and

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Any other term, condition or provision (not involving any further participation in our assets or profits other than as permitted and provided for pursuant to the above items) with respect to the series as the Board of Directors may deem advisable and as shall not be inconsistent with the relevant provisions of our Restated Certificate of Incorporation.

DESCRIPTION OF CERTAIN PROVISIONS OF OUR

RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS

Our Restated Certificate of Incorporation and By-Laws contain provisions which may have the effect of delaying or preventing a change in control of First Midwest. Our Restated Certificate of Incorporation and By-Laws provide:

•	for division of our board of directors into three classes, with one class elected each year to serve a three-year term;

•	that directors may be removed only for cause and only upon the affirmative vote of the holders of at least 67% of the voting power of the then outstanding shares of capital stock entitled to vote;

•	that a vacancy on the board of directors shall be filled by a majority vote of the remaining directors; and

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that the By-Laws may be amended only upon the affirmative vote of a majority of all of the directors or upon the affirmative vote of the holders of at least 67% of the voting power of the then outstanding shares of capital stock entitled to vote.

Our Restated Certificate of Incorporation requires timely advance notification as provided in the Restated Certificate of Incorporation for a stockholder to bring business before a stockholders’ meeting or to nominate a person for election as a director. Our Restated Certificate of Incorporation and By-Laws provide that special meetings of stockholders may be called only by our board of directors, Chairman of the Board or the President; provided, however, that, notwithstanding the foregoing, a special meeting of stockholders may be called by the holders of at least 51% of the voting power of the outstanding capital stock for the purpose of removing a director or directors for cause. The ability for stockholders to take action by written consent is prohibited by our Restated Certificate of Incorporation.

The affirmative vote of the holders of at least 80% of the outstanding shares of capital stock entitled to vote is required to alter, amend or repeal most provisions of our Restated Certificate of Incorporation; provided, however, if any proposal to alter, amend or repeal any such provision is approved by 80% of the board of directors, then in such case only the affirmative vote as is required by law or as may otherwise be required by the Restated Certificate of Incorporation of the outstanding shares of capital stock entitled to vote is required to alter, amend or repeal such provision.

Our Restated Certificate of Incorporation also contains an “affiliated transaction provision.” The affiliated transaction provision provides that, notwithstanding any vote required by law or if no vote is required by law, a supermajority of at least 80% of all the votes that the holders of capital stock are entitled to cast shall be required for the approval of such transactions. Such supermajority approval would be required for:

•	a merger or consolidation involving any “Interested Stockholder” (as defined below);

•	a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets to or with an Interested Stockholder having an aggregate fair market value of $5 million or more; and

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certain transactions including certain sales of securities to any Interested Stockholder, a plan of liquidation proposed by an Interested Stockholder or a reclassification of securities, recapitalization or other transaction which has the effect of increasing the proportionate holding of an Interested Stockholder.

For the purpose of the affiliated transaction provision, an “Interested Stockholder” includes any person or entity who directly or indirectly owns or controls 5% or more of our voting power. The supermajority approval requirement does not apply to any transaction that is either approved by a majority of disinterested directors or if certain pricing and procedural requirements are met.

Pursuant to an offer to tender or exchange any of our capital stock or enter into any agreement to merge or consolidate First Midwest or any of our subsidiaries with another person, in connection with the exercise of our judgment in determining our best interests and the best interests of our stockholders, our Restated Certificate of Incorporation requires our board of directors to consider, in addition to the adequacy of the amount to be paid in connection with any such transaction, the following factors and any other factors which it deems relevant:

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the social and economic effects of the transaction on us and our subsidiaries, including our the employees, depositors, loan and other customers and creditors and those of our subsidiaries and the communities in which we and they operate or are located;

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the business and financial condition and the earning prospects of any prospective acquiring person and the possible effect of such conditions on us and our subsidiaries and the communities in which we and they operate or are located; and

•	the competence, experience, and integrity of any prospective acquiring person and its management.

Our Restated Certificate of Incorporation provides the board of directors with as much flexibility as possible in using such shares for corporate purposes. However, these additional shares may also be used by the board of directors to deter future attempts to gain control of First Midwest. The board of directors has sole authority to determine the terms of any series of preferred stock, including voting rights, conversion rates and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the board of directors has the power to issue a series of preferred stock to persons friendly to management. Such an issuance could be used by the board of directors in an attempt to block a post-tender offer merger or other transaction by which a third party seeks a change in control of us.

The foregoing provisions of our Restated Certificate of Incorporation and By-Laws are intended to prevent inequitable stockholder treatment in a two-tier takeover. These provisions are also intended to reduce the possibility that a third party could effect a sudden or surprise change in majority control of the board of directors without the support of the incumbent board of directors, even if such a change were desired by or would be beneficial to a majority of our stockholders. As a result, such provisions may have the effect of discouraging certain unsolicited offers for our capital stock.

Section 203 of the Delaware General Corporation Law: We are also subject to the provisions of Section 203 of the DGCL (“Section 203”). In general, and subject to certain exclusions, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder. These provisions of Delaware law and these charter provisions may have the effect of deterring hostile takeovers or delaying changes in control of our management, which could depress the market price of our common stock.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of debt securities, preferred or common stock or other securities from time to time. Warrants may be issued independently or together with debt securities or preferred or common stock or other securities offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants may be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of warrants.

The following summary of certain general terms of warrants and warrant agreements and any summary description of the warrants and warrant agreement in the applicable prospectus supplement do not purport to be complete and are qualified in their entirety by reference to all provisions of the applicable warrant and warrant agreement. The forms of the warrants and the warrant agreements relating to any particular issue of warrants will be filed with the SEC each time we issue warrants, and you should read those documents for provisions that may be important to you.

Reference is made to the prospectus supplement relating to the particular issue of warrants offered pursuant to such prospectus supplement for the terms of and information relating to such warrants, including, where applicable:

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the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities purchasable upon exercise of warrants to purchase debt securities and the price at which such debt securities may be purchased upon such exercise;

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the number of shares of preferred or common stock purchasable upon the exercise of warrants to purchase preferred or common stock and the price at which such number of shares of stock may be purchased upon such exercise;

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the designation and number of units of other securities purchasable upon the exercise of warrants to purchase other securities and the price at which such number of units of such other securities may be purchased upon such exercise;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	U.S. federal income tax consequences applicable to such warrants;

•	the amount of warrants outstanding as of the most recent practicable date; and

•	any other terms of such warrants.

The exercise price for warrants may be subject to adjustment in accordance with the applicable prospectus supplement.

Each warrant will entitle the holder thereof to purchase such principal amount of debt securities or such number of shares of preferred or common stock or other securities at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to the warrants, which exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such prospectus supplement. After the close of business on the expiration date, or such later date to which such expiration date may be extended by us, unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised shall be specified in the prospectus supplement relating to such warrants.

Prior to the exercise of any warrants to purchase debt securities, preferred or common stock or other securities, holders of such warrants will not have any of the rights of holders of debt securities, preferred or common stock or other securities, as the case may be, purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon such exercise or to enforce covenants in the applicable indenture, or to receive payments of dividends, if any, on the preferred or common stock purchasable upon such exercise, or to exercise any applicable right to vote.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time in one or more series. The debt securities will constitute either senior or subordinated debt of First Midwest Bancorp, Inc. Senior debt securities will be issued under a senior debt indenture between us and U.S. Bank National Association, as trustee (unless otherwise specified in the applicable prospectus supplement). Likewise, subordinated debt securities will be issued under a subordinated debt indenture between us and U.S. Bank National Association, as trustee (unless otherwise specified in the applicable prospectus supplement). The applicable senior debt indenture and the subordinated debt indenture are sometimes collectively referred to in this prospectus as the indentures.

The following summary description of certain provisions of the debt securities and the indentures and any summary description of the debt securities and indentures in the applicable prospectus supplement do not purport to be complete and are qualified in their entirety by reference to all of the provisions of such debt securities and the applicable indenture. A form of senior debt indenture and form of the subordinated debt indenture are exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information” for information on how to obtain copies.

Provisions Applicable to Both Senior and Subordinated Debt Securities

The debt securities may be issued by us from time to time in one or more series. The debt securities will represent our unsecured senior or subordinated obligations and may be issued from time to time in one or more series. The indentures do not limit the amount of debt securities, debentures, notes or other types of indebtedness that we or any of our subsidiaries may issue nor do they restrict transactions between us and our affiliates or the payment of dividends or other distributions by us to our stockholders. In addition, other than as may be set forth herein or in any prospectus supplement, the indentures and the debt securities will not contain any covenants or other provisions that are intended to afford holders of the debt securities special protection in the event of either a change of control or a highly leveraged transaction involving us.

A prospectus supplement relating to any series of debt securities offered by us will include specific terms relating to the specific series of debt securities offered thereby. These terms will include some or all of the following:

•	the title and classification of the debt securities;

•	any limit on the total principal amount of the debt securities;

•	the price or prices at which the debt securities will be issued;

•	the dates on which the debt securities will mature;

•	the interest rate or the method for determining the rate that the debt securities will bear and the date from which any interest will accrue;

•	the interest payment dates for the debt securities;

•	any mandatory or optional sinking fund or analogous provisions;

•	the place where we will pay, or the method of payment of, principal, premium and interest on the debt securities;

•	any mandatory or optional redemption periods and prices;

•	the denominations in which we will issue the debt securities;

•	the currency or currencies in which we will pay principal, premium and interest on the debt securities, if other than U.S. dollars;

•	the portion of the principal amount of the debt securities, if other than the principal amount thereof, payable upon acceleration of maturity thereof;

•	the manner in which we will determine the amounts of principal, premium or interest payments on the debt securities if these amounts may be determined by reference to an index or based on a formula;

•	if we have elected not to apply the defeasance section of the indenture to the debt securities;

•	the security registrar and the paying agent for the debt securities;

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whether the debt securities will be issued in the form of one or more “global securities”, and if so, the depositary for that security or securities and information with respect to book-entry procedures;

•	any covenants of us with respect to a series of debt securities; and

•	any other terms of the debt securities, which terms need not be consistent with the indentures.

Unless otherwise indicated in the prospectus supplement, the debt securities will be issued in registered form without coupons.

We may issue debt securities at a discount below their stated principal amount. Even if we do not issue the debt securities below their stated principal amount, for United States federal income tax purposes the debt securities may be deemed to have been issued with a discount because of certain interest payment characteristics. We will describe in a prospectus supplement the United States federal income tax considerations applicable to debt securities issued at a discount or deemed to be issued at a discount, and will describe any special United States federal income tax considerations that may be applicable to the particular debt securities.

We may structure one or more series of subordinated debt securities so that they qualify as capital under federal regulations applicable to bank holding companies. We may adopt this structure whether or not those regulations may be applicable to us at the time of issuance.

The debt securities will represent our general unsecured obligations. We are a non-operating holding company and almost all of the operating assets of us and our consolidated subsidiaries are owned by our subsidiaries. We rely primarily on dividends from such subsidiaries to meet our obligations. We are a legal entity separate and distinct from our banking and non-banking affiliates. The principal sources of our income are dividends and interest from our banking subsidiary, First Midwest Bank, an Illinois bank. First Midwest Bank is subject to restrictions imposed by federal law on any extensions of credit to, and certain other transactions with, us and certain other affiliates, and on investments in stock or other securities thereof. In addition, payment of dividends to us by First Midwest Bank is subject to ongoing review by banking regulators. Because we are a holding company, our right to participate in any distribution of assets of any subsidiary upon the subsidiary’s liquidation or reorganization or otherwise is subject to the prior claims of creditors of the subsidiary, except to the extent we may ourselves be recognized as a creditor of that subsidiary. Accordingly, the debt securities will be effectively subordinated to all existing and future liabilities, including deposits, of our subsidiaries, and holders of the debt securities should look only to our assets for payments on the debt securities. The indenture does not limit the incurrence or issuance of our secured or unsecured debt including Senior Indebtedness.

Absence of Restrictive Covenants and Event Risk Provisions With Respect To Debt Securities: Unless and to the extent otherwise specified in this prospectus or a prospectus supplement, the indentures do not:

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restrict us from incurring, assuming or becoming liable for any type of debt or other obligations, from creating liens on our property, from paying dividends or making distributions on our capital stock or purchasing or redeeming our capital stock or from disposing of capital stock of subsidiaries;

•	require the maintenance of any financial ratios or specified levels of net worth or liquidity; or

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contain any provisions which would require that we repurchase or redeem or otherwise modify the terms of any of our debt securities upon a change in control or other events involving us which may adversely affect the creditworthiness of the debt securities.

Consolidation, Merger and Sale of Assets: We may consolidate with, merge into, or convey, transfer or lease our assets substantially as an entirety to, any person that is a corporation, partnership or trust organized and existing under the laws of the United States of America or any State thereof or the District of Columbia without the consent of the holders of any of the outstanding debt securities. However, certain conditions must be met, including that any successor person must assume our obligations under the debt securities and under the indentures and that no default shall have occurred and be continuing.

Each indenture provides that, upon any consolidation or merger or transfer or lease of our properties and assets substantially as an entirety in accordance with the preceding paragraph, the successor entity formed by such consolidation or into which we are merged or to which such transfer or lease is made shall be substituted for us with the same effect as if such successor entity had been named as us. Thereafter, we shall be relieved of the performance and observance of all obligations and covenants of such indenture and the senior debt securities or subordinated debt securities, as the case may be, including but not limited to the obligation to make payment of the principal of (and premium, if any) and interest, if any, on all the debt securities then outstanding, and we may thereupon or any time thereafter be liquidated and dissolved.

Events of Default: If an event of default under either indenture shall have occurred and is continuing with respect to debt securities of any series, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding securities of that series, by notice in writing given to us (and to the trustee if given by the holders), may declare the principal amount (or, if the outstanding securities of that series are original issue discount securities, the portion of the principal amount as may be specified in the terms of that series) of and all accrued but unpaid interest on all the debt securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of money has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul that acceleration.

The indentures provide that the trustee, within 90 days after the occurrence of a default with respect to any series of debt securities, shall give to the holders of debt securities of that series notice of all uncured defaults known to it. However, except in the case of default in the payment of principal of (or premium, if any) or interest, if any, on any debt security, or the payment of any sinking fund installment with respect to the debt securities of such series, the trustee shall be protected in withholding that notice if it in good faith determines that the withholding of that notice is in the interest of the holders of such series of debt securities.

We will be required to file with the trustee annually a written statement as to the fulfillment of our obligations under the indentures. The indentures provide that, subject to the duty of the trustee during certain defaults to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indentures at the request or direction of any of the holders, unless those holders offer the trustee security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction. Subject to applicable law and certain provisions of the indentures, including the indemnity requirement, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series.

Modification and Waiver: We may enter into modifications and amendments with the trustee under either indenture with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each series affected by that modification or amendment. However, no modification or amendment may, without the consent of the holder of each outstanding security affected thereby:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

•	reduce the principal amount of any debt security or the rate of interest thereon or any premium payable upon the redemption thereof;

•	reduce the amount of the principal of an original issue discount security payable upon acceleration of the maturity thereof;

•	change the coin or currency in which any debt security or any premium or interest thereon is payable;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

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reduce the percentage in principal amount of the outstanding securities of any series, the consent of whose holders is required for modification or amendment of the applicable indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults;

•	reduce the requirements contained in the indenture for quorum or voting;

•	change any obligation of us to maintain an office or agency in the places and for the purposes required by the indenture;

•	solely with respect to the subordinated debt indenture, modify the terms relating to subordination in a manner adverse to the holders of subordinated debt securities issued under such indenture;

•	adversely affect the right of repayment, if any, of the debt securities at the option of the holders thereof; or

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modify provisions in the indenture relating to the percentage of holders required to consent in order to modify or amend the indenture, except to increase such required percentage or to provide that certain other provisions cannot be modified or waived without the consent of each holder.

The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of all holders of debt securities of that series, waive any past default and its consequences under the applicable indenture with respect to debt securities of that series, except a default:

•	in the payment of principal of (or premium, if any) or any interest on any debt security of that series; and

•	in respect of a covenant or provision of the applicable indenture which cannot be modified or amended without the consent of the holder of each outstanding security of the series affected.

Each indenture provides that in determining whether the holders of the requisite principal amount of the outstanding debt securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of debt securities:

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the principal amount of an original issue discount security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the maturity thereof; and

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the principal amount of a debt security denominated in a foreign currency or a composite currency shall be the U.S. dollar equivalent, determined as of the date of original issuance of that debt security by us in good faith, of the principal amount of the debt security (or, in the case of an original issue discount security, the U.S. dollar equivalent, determined as of the date of original issuance of the debt security, of the amount determined as provided in the preceding bullet point); and

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except as specified in the applicable indenture, debt securities owned by us or any other obligor upon the debt securities or any of our affiliates or affiliates of such other obligor shall be disregarded and deemed not to be outstanding.

Each indenture provides that we and the trustee thereunder may, without the consent of any holders of debt securities, enter into supplemental indentures for the purpose of, among other things, adding to our covenants, adding any additional events of default, curing ambiguities or inconsistencies in such indenture or making certain other provisions provided such action shall not adversely affect the interests of the holders of any series of debt securities in any material respect.

Defeasance: Each indenture provides, unless we elect otherwise pursuant to Section 301 of the applicable indenture with respect to the debt securities of any series thereunder, that we may elect to defease and be discharged from any and all obligations with respect to those debt securities. To effect that defeasance, the indentures require that we deposit with the trustee, in trust for that purpose, money sufficient to pay the principal of and any premium and interest on those debt securities, and any mandatory sinking fund or analogous payments, on the applicable scheduled due dates and any amounts that may be payable at the option of a holder on the applicable due date. We may also deposit with the trustee U.S. government obligations that provide for payments sufficient to make the defeasance payments described above. We may defease the debt securities only if, among other things, we deliver to the trustee an opinion of counsel to the effect that the holders of those debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred. The opinion must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the applicable indenture. The prospectus supplement may further describe the provisions, if any, permitting defeasance with respect to the debt securities of a particular series.

Concerning the Trustee: The trustee under either indenture may from time to time make loans to us and our subsidiaries and perform other services for us and our subsidiaries in the normal course of its business. Either trustee may be deemed to have a conflicting interest and may be required to resign as trustee if at the time of certain defaults under the applicable indenture the trustee is a creditor of ours.

Governing Law: The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflict of laws principles.

Provisions Applicable Solely to Senior Debt Securities

We may issue senior debt securities under the senior debt indenture. As to the right of payment of principal (and any premium) and interest, each series of senior debt securities will rank equally with each other series issued under the senior debt indenture and will rank senior to all subordinated debt securities that may be issued. Except as may be described in this prospectus or a prospectus supplement, the indentures do not contain any covenants specifically designed to protect holders of the debt securities against a reduction in our creditworthiness in the event of a highly leveraged transaction or to prohibit other transactions which may adversely affect holders of the senior debt securities.

Events of Default: The senior indenture defines an event of default with respect to any series of debt securities. Unless we inform you otherwise in the prospectus supplement, each of the following will be an event of default under the senior indenture for a series of debt securities:

•	default in the payment of any interest on any senior debt security of that series when due and payable, and continuance of such default for a period of 30 days;

•	default in the payment of the principal of or any premium on any senior debt security of that series at maturity, upon redemption or otherwise;

•	default in the deposit of any sinking fund payment, when and as due by the terms of senior debt securities of that series;

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default in the performance, or breach, of any of our covenants or warranties in the senior debt indenture in respect of that series (other than any covenant or warranty otherwise specifically dealt with above), and continuance of that default or breach for a period of 60 days after the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of such series have given written notice to us of such default or breach;

•	certain events of bankruptcy, insolvency or reorganization involving us; or

•	any other event of default we may provide for that series.

An event of default under one series of debt securities does not necessarily constitute an event of default under any other series of debt securities. If an event of default for a series of debt securities occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount of all the debt securities of that series due and immediately payable. In order to declare the principal amount of that series of debt securities due and immediately payable, the trustee or the holders must deliver a notice that satisfies the requirements of the indenture. Upon a declaration by the trustee or the holders, we will be obligated to pay the principal amount of the series of debt securities.

Provisions Applicable Solely to Subordinated Debt Securities

Subordination: The payment of principal, premium, if any, and interest in respect of the subordinated debt securities is expressly subordinated, to the extent set forth in the subordinated debt indenture, to all Senior Indebtedness which may at any time and from time to time be outstanding.

As used in the subordinated debt indenture, “Senior Indebtedness” means all Debt of First Midwest Bancorp, Inc., except Subordinated Indebtedness and Junior Subordinated Indebtedness. “Debt” of any person means the principal of and premium, if any, and interest on the following:

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all indebtedness of that person (including indebtedness of others guaranteed by that person), whether outstanding on the date of the indenture or thereafter created, incurred or assumed, which is (A) for money borrowed, whether or not evidenced by bonds, debentures, notes or other written instruments or (B) evidenced by a note or similar instrument given in connection with the acquisition of any businesses, properties or assets of any kind;

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obligations of, or any obligations guaranteed by, that person as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles and leases of property or assets made as part of any sale and lease-back transaction to which that person is a party;

•	obligations of that person under letters of credit;

•

any indebtedness of that person under, or other obligations of that person to make payment pursuant to, the terms of commodity contracts, interest rate and currency swap agreements, cap, floor and collar agreements, currency spot and forward contracts, and other similar agreements or arrangements designed to protect against fluctuations in currency exchange or interest rates; and

•	amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligation.

“Subordinated Indebtedness” is defined in the subordinated debt indenture as all Debt of First Midwest Bancorp, Inc., other than Junior Subordinated Indebtedness, which is subordinate and junior in right with respect to general assets of the Company to Senior Indebtedness, and includes the subordinated debt securities and any Debt on a parity with any of the subordinated debt securities offered hereby. “Junior Subordinated Indebtedness” is defined in the subordinated debt indenture as all Debt of First Midwest Bancorp, Inc. which is subordinate and junior in right with respect to our general assets and to all of our other Debt (including, without limitation, Senior Indebtedness and Subordinated Indebtedness) and includes our 6.95% junior subordinated debentures due in 2033 and 5.85% subordinated debt due in 2016. The subordinated debt indenture does not limit the amount of our Senior Indebtedness.

In the event of any receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, whether or not pursuant to bankruptcy laws, sale of all or substantially all of the assets (except pursuant to Section 801 of the subordinated debt indenture), dissolution, liquidation or any other marshalling of our assets and liabilities, no amount shall be paid by us in respect of the principal, premium, if any, or interest on the subordinated debt securities offered hereby unless and until all Senior Indebtedness shall have been paid in full together with all interest thereon and all other amounts payable in respect thereof.

The subordinated debt indenture also provides that, in the event of any default in the payment of any Senior Indebtedness and during the continuance of any such default, no amount shall be paid by us in respect of the principal, premium, if any, or interest on the subordinated debt securities.

The prospectus supplement respecting any series of subordinated debt securities will set forth any subordination provisions applicable to that series in addition to or different from those described above. By reason of such subordination, in the event of our insolvency, holders of Senior Indebtedness and holders of other obligations of ours that are not subordinated to Senior Indebtedness may receive more, ratably, than holders of the subordinated debt securities.

Events of Default: The subordinated debt indenture defines an event of default with respect to any series of subordinated debt securities thereunder only as certain events of bankruptcy, insolvency or reorganization involving us.

The subordinated debt indenture does not provide for any right of acceleration of the payment of principal of the subordinated debt securities of any series upon a default in the payment of principal of (or premium, if any) or interest, if any, on the subordinated debt securities of that series, or in the performance of any covenant or agreement in the subordinated debt indenture or in the terms of the subordinated debt securities of that series. In the event of any default in the payment of the principal of or premium, if any, interest (and, in the case of a default in the payment of interest, continuance of such default for 30 days), or any sinking fund deposit with respect to the subordinated debt securities of that series (including a default in payment at the stated maturity of the subordinated debt securities of that series), the subordinated debt indenture requires that we, upon demand of the trustee, pay to the trustee for the benefit of the holders of the subordinated debt securities of that series, the whole amount then due and payable on the subordinated debt securities of that series for principal (and premium, if any) and any sinking fund installment and interest, if any. The subordinated debt indenture provides that if we fail to pay that amount upon demand, the trustee may, among other things, institute a judicial proceeding for the collection thereof. Any additional events of default with respect to any series of subordinated debt securities, including any related right of acceleration, will be specified in the prospectus supplement relating to that series.

DESCRIPTION OF DEPOSITARY SHARES

We may offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do so, we may issue receipts for depositary shares that each represent a fraction of a share of a particular series of preferred stock. The prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a depositary agreement between us and a bank or trust company that meets certain requirements and is selected by us, which we refer to as the “bank depositary.” Each owner of a depositary share will be entitled to all the rights and preferences of the preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

The following summary description of certain common provisions of a deposit agreement and the related depositary receipts and any summary description of the depositary agreement and depositary receipts in the applicable prospectus supplement do not purport to be complete and are qualified in their entirety by reference to all of the provisions of such deposit agreement and depositary receipts. The forms of the deposit agreement and the depositary receipts relating to any particular issue of depositary shares will be filed with the SEC each time we issue depositary shares, and you should read those documents for provisions that may be important to you.

Dividends and Other Distributions: If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the bank depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the bank depositary will distribute the property to the record holders of the depositary shares. However, if the bank depositary determines that it is not feasible to make the distribution of property, the bank depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the record holders of the depositary shares.

Redemption of Depositary Shares: If we redeem a series of preferred stock represented by depositary shares, the bank depositary will redeem the depositary shares from the proceeds received by the bank depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the bank depositary may determine.

Voting the Preferred Stock: Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the bank depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date, which will be the same date as the record date for the preferred stock, may instruct the bank depositary as to how to vote the preferred stock represented by such holder’s depositary shares. The bank depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action that the bank depositary deems necessary in order to enable the bank depositary to do so. The bank depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

Amendment and Termination of the Depositary Agreement: The form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may be amended by agreement between the bank depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The depositary agreement may be terminated by the bank depositary or us only if:

•	all outstanding depositary shares have been redeemed, or

•

there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of our company, and such distribution has been distributed to the holders of depositary receipts.

Charges of Bank Depositary: We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the bank depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the depositary agreement to be for their accounts.

Withdrawal of Preferred Stock: Except as may be provided otherwise in the applicable prospectus supplement, upon surrender of depositary receipts at the principal office of the bank depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the bank depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.

Miscellaneous: The bank depositary will forward to holders of depositary receipts all reports and communications from us that are delivered to the bank depositary and that we are required to furnish to the holders of the preferred stock.

Neither the bank depositary nor we will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the depositary agreement. The obligations of the bank depositary and us under the depositary agreement will be limited to performance in good faith of our duties thereunder, and we will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Bank Depositary: The bank depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the bank depositary. Any such resignation or removal will take effect upon the appointment of a successor bank depositary and its acceptance of such appointment. The successor bank depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company meeting the requirements of the depositary agreement.

DESCRIPTION OF STOCK PURCHASE CONTRACTS

AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from or sell to us, and obligating us to sell to or purchase from the holders, a specified number of shares of common stock or other securities at a future date or dates, which we refer to in this prospectus as stock purchase contracts. The price per share of the securities and the number of securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts, and may be subject to adjustment under anti-dilution formulas. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, preferred securities or debt obligations of third parties, including U.S. treasury securities, any other securities described in the applicable prospectus supplement or any combination of the foregoing, securing the holders’ obligations to purchase the securities under the stock purchase contracts, which we refer to herein as stock purchase units. The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase contracts or the stock purchase units, as the case may be, or vice versa, and those payments may be unsecured or pre-funded on some basis.

This summary of certain general terms of stock purchase contracts and stock purchase units and any summary description of stock purchase contracts or stock purchase units in the applicable prospectus supplement do not purport to be complete and are qualified in their entirety by reference to all provisions of the applicable stock purchase contract or stock purchase unit. The forms of the stock purchase contracts, and, if applicable, collateral or depositary arrangements relating to any particular issue of stock purchase contracts or stock purchase units will be filed with the SEC each time we issue these securities, and you should read those documents for provisions that may be important to you. In addition, United States federal income tax considerations applicable to the stock purchase units and the stock purchase contracts may also be discussed in the applicable prospectus supplement.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date. The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•	the terms of the unit agreement governing the units;

•	United States federal income tax considerations relevant to the units; and

•	whether the units will be issued in fully registered global form.

This summary of certain general terms of units and any summary description of units in the applicable prospectus supplement do not purport to be complete and are qualified in their entirety by reference to all provisions of the applicable unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units. The forms of the unit agreements and other documents relating to a particular issue of units will be filed with the SEC each time we issue units, and you should read those documents for provisions that may be important to you.

BOOK-ENTRY ISSUANCE

Unless otherwise indicated in the applicable prospectus supplement, securities other than common stock will be issued in the form of one or more global certificates, or “global securities,” registered in the name of a depositary or its nominee. Unless otherwise indicated in the applicable prospectus supplement, the depositary will be The Depository Trust Company, commonly referred to as DTC. DTC has informed us that its nominee will be Cede & Co. Accordingly, we expect Cede & Co. to be the initial registered holder of all securities that are issued in global form. No person that acquires a beneficial interest in those securities will be entitled to receive a certificate representing that person’s interest in the securities except as described herein or in the applicable prospectus supplement. Unless and until definitive securities are issued under the limited circumstances described below, all references to actions by holders of securities issued in global form will refer to actions taken by DTC upon instructions from its participants, and all references to payments and notices to holders will refer to payments and notices to DTC or Cede & Co., as the registered holder of these securities.

DTC has informed us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act of 1934. DTC holds and provides asset servicing for U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments that DTC’s participants deposit with DTC. DTC also facilitates the post-trade settlement among DTC’s participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between DTC’s participants’ accounts, thereby eliminating the need for physical movement of certificates. DTC’s participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of the Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for

DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. The DTC rules applicable to its participants are on file with the SEC.

Persons that are not participants or indirect participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, securities may do so only through participants and indirect participants. Under a book-entry format, holders may experience some delay in their receipt of payments, as such payments will be forwarded by our designated agent to Cede & Co., as nominee for DTC. DTC will forward such payments to its participants, who will then forward them to indirect participants or holders. Holders will not be recognized by the relevant registrar, transfer agent, trustee, warrant agent, depositary or unit agent as registered holders of the securities entitled to the benefits of our Restated Certificate of Incorporation or the applicable indenture, warrant agreement, depositary agreement, unit agreement, trust agreement or guarantee. Beneficial owners that are not participants will be permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, indirect participants.

Under the rules, regulations and procedures creating and affecting DTC and its operations as currently in effect, DTC will be required to make book-entry transfers of securities among participants and to receive and transmit payments to participants. DTC rules require participants and indirect participants with which beneficial securities owners have accounts to make book-entry transfers and receive and transmit payments on behalf of their respective account holders.

Because DTC can act only on behalf of

•	participants, who in turn act only on behalf of participants or indirect participants, and

•	certain banks, trust companies and other persons approved by it,

the ability of a beneficial owner of securities issued in global form to pledge such securities to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for these securities.

DTC has advised us that DTC will take any action permitted to be taken by a registered holder of any securities under our Restated Certificate of Incorporation or the relevant indenture, deposit agreement, warrant agreement or unit agreement only at the direction of one or more participants to whose accounts with DTC such securities are credited.

Unless otherwise indicated in the applicable prospectus supplement, a global security will be exchangeable for the relevant definitive securities registered in the names of persons other than DTC or its nominee only if:

•

DTC notifies us that it is unwilling or unable to continue as depositary for that global security or if DTC ceases to be a clearing agency registered under the Exchange Act when DTC is required to be so registered;

•

we execute and deliver to the relevant registrar, transfer agent, trustee, warrant agent, depositary and/or unit agent an order complying with the requirements of the applicable indenture, trust agreement, warrant agreement, depositary agreement and/or unit agreement that the global security will be exchangeable for definitive securities in registered form; or

•

there has occurred and is continuing a default in the payment of any amount due in respect of the securities or, in the case of debt securities, an event of default or an event that, with the giving of notice or lapse of time, or both, would constitute an event of default with respect to these debt securities.

Any global security that is exchangeable under the preceding sentence will be exchangeable for securities registered in such names as DTC directs.

Upon the occurrence of any event described in the preceding paragraph, DTC is generally required to notify all participants of the availability of definitive securities. Upon DTC surrendering the global security representing the securities and delivery of instructions for re-registration, the registrar, transfer agent, trustee, warrant agent, depositary and/or unit agent, as the case may be, will reissue the securities as definitive securities, and then such persons will recognize the holders of such definitive securities as registered holders of securities entitled to the benefits of our Restated Certificate of Incorporation or the relevant indenture trust agreement and/or warrant agreement.

Redemption notices will be sent to Cede & Co. as the registered holder of the global securities. If less than all of a series of securities are being redeemed, DTC will determine the amount of the interest of each direct participant to be redeemed in accordance with its then current procedures.

Except as described above, the global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or to a successor depositary we appoint. Except as described above, DTC may not sell, assign, transfer or otherwise convey any beneficial interest in a global security evidencing all or part of any securities unless the beneficial interest is in an amount equal to an authorized denomination for these securities.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof. None of First Midwest, any registrar and transfer agent, any warrant agent, depositary or unit agent, or any agent of any of them, will have any responsibility or liability for any aspect of DTC’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Secondary trading in notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, beneficial interests in a global security, in some cases, may trade in the DTC’s same-day funds settlement system, in which secondary market trading activity in those beneficial interests would be required by DTC to settle in immediately available funds. There is no assurance as to the effect, if any, that settlement in immediately available funds would have on trading activity in such beneficial interests. Also, settlement for purchases of beneficial interests in a global security upon the original issuance of this security may be required to be made in immediately available funds.

Considerations Relating to Euroclear and Clearstream

Euroclear and Clearstream are securities clearing systems in Europe. Both systems clear and settle securities transactions between their participants through electronic, book-entry delivery of securities against payment.

Euroclear and Clearstream may be depositaries for a global security. In addition, if DTC is the depositary for a global security, Euroclear and Clearstream may hold interests in the global security as participants in DTC. As long as any global security is held by Euroclear or Clearstream, as depositary, you may hold an interest in the global security only through an organization that participates, directly or indirectly, in Euroclear or Clearstream. If Euroclear or Clearstream is the depositary for a global security and there is no depositary in the United States, you will not be able to hold interests in that global security through any securities clearance system in the United States. Payments, deliveries, transfers, exchanges, notices and other matters relating to the securities made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those clearing systems could change their rules and procedures at any time. First Midwest does not have control over those systems or their participants and assumes no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on one hand, and participants in DTC, on the other hand, when DTC is the depositary, would also be subject to DTC’s rules and procedures.

Special Timing Considerations for Transactions in Euroclear and Clearstream

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those clearing systems only on days when those systems are open for business. These clearing systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the securities through these clearing systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchases or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than would be the case for transactions within one clearing system.

SELLING SECURITY HOLDERS

The securities covered by this prospectus include securities that may be offered or sold by holders other than us. In such a case, we will provide you with a prospectus supplement naming the selling security holders, the amount of securities of the class owned by such holder before and after the offering, the amount of securities to be registered and sold and any other terms of the securities being sold by each selling security holder. A selling security holder may resell all, a portion or none of such holder’s securities at any time and from time to time in an offering covered by this prospectus and the accompanying prospectus supplement. Selling security holders may also sell, transfer or otherwise dispose of some or all of their securities in transactions exempt from the registration requirements of the Securities Act. We may pay all expenses incurred with respect to the registration of the securities owned by the selling security holders, other than underwriting fees, discounts or commissions, which will be borne by the selling security holders.

PLAN OF DISTRIBUTION

Unless otherwise set forth in a prospectus supplement accompanying this prospectus, we and certain holders of our securities may sell the offered securities in any one or more of the following ways from time to time:

•	through agents;

•	to or through underwriters;

•	through dealers;

•	directly by us or any selling security holders to purchasers; or

•	through remarketing firms.

Offerings of securities covered by this prospectus also may be made into an existing trading market for those securities in transactions at other than a fixed price, either:

•	on or through the facilities of the Nasdaq or any other securities exchange or quotation or trading service on which those securities may be listed, quoted, or traded at the time of sale; and/or

•	to or through a market maker otherwise than on the securities exchanges or quotation or trading services set forth above.

Those at-the-market offerings, if any, will be conducted by underwriters acting as principal or agent of First Midwest, who may also be third-party sellers of securities as described above. The prospectus supplement with respect to the offered securities will set forth the terms of the offering of the offered securities, including:

•	the name or names of any selling security holders, underwriters, dealers or agents;

•	the purchase price of the offered securities and the proceeds to us from such sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which such offered securities may be listed.

Any initial public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The distribution of the offered securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with such a transaction, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle such sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of a derivative transaction to close out any related open borrowings of stock. We otherwise may loan or pledge securities to a financial institution or other third party that in turn may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities, in either case using this prospectus and the applicable prospectus supplement.

Offers to purchase the offered securities may be solicited by agents designated by us from time to time. Any agent involved in the offer or sale of the offered securities will be named, and any commissions payable by us to such agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in the prospectus supplement, the agent will be acting on a reasonable “best efforts” basis for the period of its appointment.

If underwriters are used in the sale of the offered securities, the offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. The offered securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. Unless otherwise indicated in the applicable prospectus supplement, the underwriters are subject to certain conditions precedent and will be obligated to purchase all the offered securities of a series if they purchase any of the offered securities.

If a dealer is used in the sale of the offered securities, we or selling security holders will sell the offered securities to the dealer as principal. The dealer may then resell the offered securities to the public at varying prices to be determined by the dealer at the time of resale. The name of the dealer and the terms of the transaction will be set forth in the applicable prospectus supplement. The dealer may be deemed to be an underwriter under the Securities Act.

Offers to purchase the offered securities may be solicited directly by us or selling security holders, and the sale thereof may be made by us or selling security holders directly to institutional investors or others. The terms of any such sales will be described in the applicable prospectus supplement.

We or selling security holders may authorize underwriters, dealers and agents to solicit from third parties offers to purchase the offered securities under contracts providing for payment and delivery on future dates. The applicable prospectus supplement will describe the material terms of these contracts, including any conditions to the purchasers’ obligations, and will include any required information about commissions we may pay for soliciting these contracts.

The offered securities may also be offered and sold by a remarketing firm in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the offered securities pursuant to the terms of the offered securities. Any remarketing firm will be identified and the terms of its agreements with us or selling security holders and its compensation will be described in the applicable prospectus supplement.

In connection with the sale of the offered securities, agents, underwriters, dealers or remarketing firms may receive compensation from us or from purchasers of the offered securities for whom they act as agents in the form of discounts, concessions or commissions. Underwriters may sell the offered securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Selling security holders, agents, underwriters, dealers and remarketing firms that participate in the distribution of the offered securities, and any institutional investors or others that purchase offered securities directly, and then resell the securities, may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Additionally, because selling security holders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, selling security holders may be subject to the prospectus delivery requirements of the Securities Act.

Agents, underwriters, dealers and remarketing firms may be entitled under relevant agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act or to contribution with respect to payments which the agents, underwriters or dealers may be required to make.

Underwriters, dealers, agents and remarketing firms, or their affiliates, may be customers of, engage in transactions with, or perform services for, us and our subsidiaries or selling security holders in the ordinary course of business.

VALIDITY OF SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered by this prospectus will be passed upon for us by Sullivan & Cromwell LLP, New York, New York.

EXPERTS

Ernst & Young LLP, an independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008 as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

                     Shares

First Midwest Bancorp, Inc.

Common Stock

Joint Bookrunners

Goldman, Sachs & Co.	Keefe, Bruyette & Woods

Co-Manager

Sandler O’Neill + Partners, L.P.